UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a – 101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(A) of the Securities
Exchange Act of 1934 (Amendment No.   )
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ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD

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ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
27 Richmond Road
Pembroke HM 08, Bermuda

NOTICE OF 2007 ANNUAL GENERAL MEETING
TO BE HELD ON MAY 8, 2007

March 22, 2007

To Our Shareholders:

The 2007 Annual General Meeting of Allied World Assurance Company Holdings, Ltd (the “Company”) will be held at 10:00 a.m., local time, on Tuesday, May 8, 2007 at the Company’s corporate headquarters, 27 Richmond Road, Pembroke HM 08, Bermuda, for the following purposes:

•	To elect three Class II Directors to hold office until the Company’s Annual General Meeting in 2010 or until their successors are duly elected and qualified or their office is otherwise vacated;

•	To approve certain individuals as eligible subsidiary directors of certain of our non-U.S. subsidiaries;

•	To act on a proposal to appoint Deloitte & Touche as the Company’s independent auditors to serve until the Company’s Annual General Meeting in 2008; and

•	To transact such other further business, if any, as lawfully may be brought before the meeting.

Only shareholders of record holding voting common shares, as shown by the transfer books of the Company, as of the close of business on March 12, 2007 are entitled to vote at the Annual General Meeting and at any adjournment or postponement thereof.

Please sign, date and return the enclosed proxy in the return envelope furnished for that purpose, as promptly as possible, whether or not you plan to attend the meeting. If you later desire to revoke your proxy for any reason, you may do so in the manner described in the attached Proxy Statement. For further information concerning the individuals nominated as directors, use of the proxy and other related matters, you are urged to read the Proxy Statement on the following pages.

By Order of the Board of Directors,

Wesley D. Dupont
Secretary

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
27 Richmond Road
Pembroke HM 08, Bermuda

PROXY STATEMENT

GENERAL MEETING INFORMATION

The Board of Directors (the “Board”) of Allied World Assurance Company Holdings, Ltd (the “Company”) is soliciting the enclosed proxy to be voted at the 2007 Annual General Meeting of the Company’s shareholders (the “Annual General Meeting”) to be held at 10:00 a.m., local time, on Tuesday, May 8, 2007 at the Company’s corporate headquarters, 27 Richmond Road, Pembroke HM 08, Bermuda, and at any adjournment or postponement thereof. When the enclosed proxy card is properly executed and returned, the Company’s common shares, par value $0.03 per share (the “Common Shares”), it represents will be voted, subject to any direction to the contrary, at the Annual General Meeting FOR the matters specified in the Notice of Annual General Meeting attached hereto and described more fully herein. References in this Proxy Statement to “we,” “us” and “our” refer to Allied World Assurance Company Holdings, Ltd and our consolidated subsidiaries, unless the context requires otherwise.

This Proxy Statement, the attached Notice of Annual General Meeting and the enclosed proxy card are first being mailed to shareholders on or about March 22, 2007. A copy of the Company’s Annual Report to Shareholders for the fiscal year ended December 31, 2006 accompanies this Proxy Statement.

Any shareholder giving a proxy may revoke it prior to its exercise by providing the Secretary of the Company with written notice of revocation, by voting in person at the Annual General Meeting or by executing a later-dated proxy; provided, however, that the action is taken in sufficient time to permit the necessary examination and tabulation of the subsequent proxy or revocation before the vote is taken.

Shareholders of record holding voting Common Shares (“Voting Shares”), as shown by the transfer books of the Company as of the close of business on March 12, 2007, will be entitled to vote at the Annual General Meeting and at any adjournment or postponement thereof. Holders of our non-voting Common Shares (“Non-Voting Shares”) will receive this Proxy Statement but are not entitled to vote at the Annual General Meeting and at any adjournment or postponement thereof. As of February 28, 2007, there were outstanding 31,066,914 Voting Shares and 29,275,165 Non-Voting Shares. Each Voting Share entitles the holder of record on such date to one vote on a poll; provided, however, if the number of “Controlled Shares” of any holder would constitute 10% or more of the total combined voting power of the issued Voting Shares (such holder, a “10% Shareholder”), such holder will have the voting rights attached to its Voting Shares reduced to less than 10% of the total voting rights attached to the outstanding voting shares, in the manner provided in the Company’s Amended and Restated Bye-Laws (the “Bye-Laws”). “Controlled Shares” of any person refers to all Voting Shares owned by such person, whether (i) directly; (ii) with respect to persons who are United States persons, by application of the attribution and constructive ownership rules of Section 958(a) and 958(b) of the U.S. Internal Revenue Code of 1986 (the “Code”); or (iii) beneficially, directly or indirectly, within the meaning of Section 13(d)(3) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder.

As of the date of this Proxy Statement, the Company is not aware of any shareholders that possess Controlled Shares requiring a reduction in their voting power to less than 10%; however, the applicability of the foregoing provisions may have the effect of increasing another shareholder’s voting power to 10% or more, thereby requiring a corresponding reduction in such other shareholder’s voting power. Our Bye-Laws exclude from the calculation of the 10%-voting power limitation described in the preceding paragraph any Voting Shares owned by a bank, broker, dealer or investment adviser that does not have or exercise the power to vote those shares and that has only a passive investment intent as reflected in its ability to file beneficial ownership reports on Schedule 13G under the Exchange Act with respect to the voting shares it holds. Because the applicability of the voting power reduction provisions to any particular shareholder depends on facts and circumstances that may be known only to the shareholder or related persons, the Company requests that any holder of Voting Shares with reason to believe that it is a 10% Shareholder within the meaning of the Bye-Laws please contact the Secretary of the Company promptly so that the Company may determine whether the voting power of such holder’s Voting Shares should be reduced. By submitting a proxy, a holder of Voting Shares will be deemed to have confirmed that, to its knowledge, it is not, and is not acting on behalf of, a 10% Shareholder. The directors are empowered to require any shareholder to provide information as to that shareholder’s legal or beneficial share ownership, the names of persons having beneficial ownership of the shareholder’s shares, relationships with other shareholders or persons or any other facts the directors may deem relevant to a determination of the number of Controlled Shares attributable to any person. The directors may disregard the votes attached to shares of any holder failing to respond to such a request or submitting incomplete or untrue information. The directors retain certain discretion to make such final adjustments as to the aggregate number of votes attaching to the Voting Shares of any shareholder that they consider fair and reasonable in all the circumstances to ensure that no person will be a 10% Shareholder at any time.

Without giving effect to the limitation on voting rights described above, the quorum required at the Annual General Meeting is two or more persons present in person and representing in person or by proxy more than 50% of the total issued and outstanding Voting Shares.

At the Annual General Meeting, shareholders will be asked to elect the three Class II Director nominees set forth herein under the caption “Election of Directors” to serve as directors of the Company until the Annual General Meeting in 2010 or until their successors are duly elected and qualified or their office is otherwise vacated. Your Board recommends, and if no instructions are provided in an executed proxy it will constitute, a vote FOR the election of each such nominee. The holders of Voting Shares are entitled to one vote per share. The three Class II Directors will be elected by a plurality vote, and an absolute majority of the votes cast is not a prerequisite to election.

In accordance with our Bye-Laws, no person may be elected as a director of any of the Company’s non-U.S. subsidiaries (excluding Allied World Assurance Company, Ltd) unless such person has been approved by the Company’s shareholders. At the Annual General Meeting, shareholders will be asked to approve each proposed slate of director nominees set forth under the caption “Approval of Eligible Subsidiary Directors” for certain of our non-U.S. subsidiaries. Your Board recommends, and if no instructions are provided in an executed proxy it will constitute, a vote FOR the approval of the proposed non-U.S. subsidiary directors (the “Eligible Subsidiary Directors”). The approval of the Eligible Subsidiary Directors requires the affirmative vote of a majority of the votes cast at the Annual General Meeting.

At the Annual General Meeting, shareholders also will be asked to appoint Deloitte & Touche as the Company’s independent auditors until the Company’s next Annual General Meeting. Your Board recommends, and if no instructions are provided in an executed proxy it will constitute, a vote FOR the appointment of Deloitte & Touche to serve in such capacity. The appointment of Deloitte & Touche requires the affirmative vote of a majority of the votes cast at the Annual General Meeting.

Abstentions and “broker non-votes” will be counted toward the presence of a quorum at, but will not be considered votes cast on any proposal brought before, the Annual General Meeting. Therefore, abstentions and “broker non-votes” will have no effect on the outcome of any proposals.

A vote by poll will be taken on all matters properly brought before the Annual General Meeting. On a vote by poll, each shareholder present who elects to vote in person and each person holding a valid proxy is entitled to one vote for each Voting Share owned or represented.

The manner in which your shares may be voted depends on how your shares are held. If you own shares of record, meaning that your Voting Shares are represented by certificates or book entries in your name so that you appear as a shareholder on the records of our share transfer agent, Continental Stock Transfer & Trust Company, a proxy card for voting those shares will be included with this Proxy Statement. You may direct how your shares are to be voted by completing, signing and returning the proxy card in the enclosed envelope.

If you own shares through a brokerage firm, you may instead receive from your bank or brokerage firm a voting instructions form with this Proxy Statement that you may use to instruct how your shares are to be voted. As with a proxy card, you may direct how your shares are to be voted by completing, signing and returning the voting instructions form in the envelope provided. Many banks and brokerage firms have arranged for Internet or telephonic voting of shares and provide instructions for using those services on the voting instruction form.

We have requested that brokerage and other custodians, nominees and fiduciaries forward solicitation materials to the beneficial owners of our Common Shares and will reimburse the brokers and other fiduciaries for their reasonable out-of-pocket expenses for forwarding the materials.

All amounts set forth in this Proxy Statement are in United States dollars.

ELECTION OF DIRECTORS
(Item A on Proxy Card)

The Board is divided into three classes of directors, Class I, Class II and Class III, each of approximately equal size. Three director nominees are being presented for election at the Annual General Meeting to serve as Class II Directors until the Annual General Meeting in 2010 or until their successors are duly elected and qualified or their office is otherwise vacated. All of the nominees are current members of the Board. Such nominees were recommended for appointment to the Board by the Nominating & Corporate Governance Committee of the Board.

Your Board recommends a vote FOR each of the nominees listed on the enclosed proxy card. It is not expected that any of the nominees will become unavailable for election as a director but, if any nominee should become unavailable prior to the meeting, proxies will be voted for such persons as your Board shall recommend.

The name, age, principal occupation and certain other information concerning each nominee is set forth below.

Michael I.D. Morrison (age 77) has been one of our directors since November 2001 and was elected Chairman of the Board effective in July 2006. He currently serves as a consultant to the Company. Mr. Morrison was our Vice Chairman from January 2004 to October 2004. Prior to this, Mr. Morrison served as our President and Chief Executive Officer from the inception of our Company in November 2001. He also served as a consultant to American International Group, Inc. (“AIG”) from July 1997 to November 2001. Before this, he held various positions with AIG or its subsidiaries, including Vice Chairman of American Home Assurance Company and Senior AIG Executive for broker relations. He also served as General Manager for American International Underwriters Overseas Association’s China Division from July 1994 to June 1997, where he was based in Shanghai. He also served as Director of Domestic Branch Operations from 1983 to 1988, President of American Home Assurance Company from 1978 to 1983 and President of Commerce and Industry Insurance Company from 1976 to 1978. Mr. Morrison joined the property-underwriting department of American Home Assurance Company in 1964 and was appointed manager in 1969. He was a broker and an underwriter in the Lloyd’s market from 1953 to 1959, and a New York broker from 1959 to 1963.

Philip D. DeFeo (age 60) was appointed to the Board in November 2006. Mr. DeFeo is currently a Managing Partner of Lithos Capital Partners LLC, a private equity firm which he co-founded. From 1999 to 2005, Mr. DeFeo served as the Chairman and Chief Executive Officer of the Pacific Exchange, which merged with Archipelago Holdings, Inc. in 2005 and which in turn merged with the New York Stock Exchange in 2006. Prior to heading the Pacific Exchange, Mr. DeFeo was the Chief Executive Officer of Van Eck Global, an asset management firm specializing in alternative asset classes. Prior to that, Mr. DeFeo held executive and senior positions at Cedel International, Lehman Brothers, Fidelity Investments and Bankers Trust Company. His professional career began with Procter & Gamble in 1971, where he spent ten years in manufacturing and operations. Mr. DeFeo has been a non-executive director of Computershare Limited since 2002 and is an independent director of Visa USA, Inc.

Scott Hunter (age 55) was appointed to the Board in March 2006. Mr. Hunter has served as an independent consultant to Bermuda’s financial services industry since 2002. From 1986 until 2002, Mr. Hunter was a partner at Arthur Andersen Bermuda, whose clients included numerous insurance and reinsurance companies.

The following individuals are the Company’s continuing directors:

Name	Position	Term Expires

Mark R. Patterson	Class I Director	2008
Samuel J. Weinhoff	Class I Director	2008
Scott A. Carmilani	Class III Director	2009
James F. Duffy	Class III Director	2009
Bart Friedman	Class III Director	2009

Mark R. Patterson (age 55) was appointed to the Board in March 2006. Since 2002, Mr. Patterson has served as Chairman of MatlinPatterson Asset Management, which manages distressed investment funds. From 1994 until 2002, Mr. Patterson was a Managing Director of Credit Suisse First Boston Corporation, where he served as Vice Chairman from 2000 to 2002. Mr. Patterson had 20 years prior experience in commercial and investment banking at Bankers Trust, Salomon Brothers and Scully Brothers & Foss.

Samuel J. Weinhoff (age 56) was appointed to the Board in July 2006. Mr. Weinhoff has served as a consultant to the insurance industry since 2000. Prior to this, Mr. Weinhoff was head of the Financial Institutions Group for Schroder & Co. from 1997 until 2000. He was also a Managing Director at Lehman Brothers, where he worked from 1985 to 1997. Mr. Weinhoff had ten years prior experience at Home Insurance Company and the Reliance Insurance Company in a variety of positions, including excess casualty reinsurance treaty underwriter, investment department analyst, and head of corporate planning and reporting. Mr. Weinhoff is currently a member of the board of directors of Infinity Property and Casualty Corporation, where he is a member of both the Executive Committee and the Audit Committee.

Scott A. Carmilani (age 42) was elected our President and Chief Executive Officer in January 2004 and became a director in September 2003. Mr. Carmilani was, prior to joining our Company as Executive Vice President in February 2002, the President of the Mergers & Acquisition Insurance Division of subsidiaries of AIG and responsible for the management, marketing and underwriting of transactional insurance products for clients engaged in mergers, acquisitions or divestitures. Mr. Carmilani was previously the Regional Vice-President overseeing the New York general insurance operations of AIG. Before that he was the Divisional President of the Middle Market Division of National Union Fire Insurance Company of Pittsburgh, Pa., which underwrites directors and officers liability, employment practice liability and fidelity insurance for middle-market-sized companies. Prior to joining our company, he held a succession of underwriting and management positions with subsidiaries of AIG since 1987.

James F. Duffy (age 63) was appointed to the Board in July 2006. Mr. Duffy retired in 2002 as Chairman and Chief Executive Officer of The St. Paul Reinsurance Group, where he originally served from 1993 until 2000 as President and Chief Operating Officer of global reinsurance operations. Prior to this, Mr. Duffy served as an executive vice president of The St. Paul Companies from 1984 to 1993, and as President and Chief Operating Officer of St. Paul Surplus Lines Insurance Company from 1980 until 1984. Mr. Duffy had 15 years prior experience in insurance underwriting with Employers Surplus Lines Insurance Company, First State Insurance Company and New England Re.

Bart Friedman (age 62) was appointed to the Board in March 2006 and was elected Deputy Chairman of the Board effective in July 2006. Mr. Friedman has been a partner at Cahill Gordon & Reindel LLP, a New York law firm, since 1980. Mr. Friedman specializes in corporate governance, special committees and director representation. Mr. Friedman worked early in his career at the U.S. Securities and Exchange Commission (“SEC”). Mr. Friedman is currently a member of the board of directors of Sanford Bernstein Mutual Funds, where he is a member of the Audit Committee and the Nominating and Governance Committee.

The Board has determined that Messrs. DeFeo, Duffy, Friedman, Hunter, Patterson and Weinhoff are independent under the listing standards of the New York Stock Exchange (“NYSE”). The Company requires that a majority of its directors meet the criteria for independence under applicable law and the rules of the NYSE. The Board has adopted a policy to assist it and the Nominating & Corporate Governance Committee in their determination as to whether a nominee or director qualifies as independent. This policy contains categorical standards for determining independence and includes the independence standards required by the SEC and NYSE as well as standards published by institutional investor groups and other corporate governance experts. In making its determination of independence, the Board applied these standards for director independence and determined that no material relationship existed between the Company and these directors. A copy of the Board Policy on Director Independence was attached as an appendix to the Company’s Proxy Statement filed with the SEC on October 19, 2006.

Meetings and Committees of the Board

During the year ended December 31, 2006, there were five meetings of the Board (including regularly scheduled and special meetings). Other than Messrs. Morrison and Carmilani, each of our directors joined the Board during 2006. Each of our directors attended at least 75% of the aggregate Board meetings and committee meetings of which he was a member during the period he served on the Board.

Our non-management directors meet separately from the other directors in an executive session at least quarterly. Under our Corporate Governance Guidelines, if the Chairman of the Board is a non-management director, the Chairman shall serve as the presiding director of these sessions. If the Chairman of the Board is a member of management, the presiding director position shall be rotated among the chairs of the Audit Committee, Compensation Committee and Nominating & Corporate Governance Committee. In 2006, Michael I.D. Morrison, our Chairman of the Board, served as the presiding director of the executive sessions of our non-management directors. As Mr. Morrison is not an independent director, in accordance with NYSE Rule 303A.03, we held one executive session in 2006 with only our independent directors. During this executive session, Mr. Friedman, our Deputy Chairman of the Board, served as the presiding director.

Our Board has established an Audit Committee, a Compensation Committee, an Executive Committee, an Investment Committee and a Nominating & Corporate Governance Committee, each of which reports to the Board. During 2006, the Audit Committee held two meetings, the Compensation Committee held two meetings, the Executive Committee held no meetings and the Investment Committee held two meetings. The Nominating & Corporate Governance Committee was established in 2006 in anticipation of our becoming a public company and held one meeting in 2006. In 2006, the Board also adopted an Audit Committee Charter, a Compensation Committee Charter, an Investment Committee Charter and a Nominating & Corporate Governance Committee Charter. Copies of these charters are available on our website at www.awac.com under “Corporate Governance — Charters.” Printed copies are also available by sending a written request to the Company’s Secretary.

Our Board has also approved Corporate Governance Guidelines, a Code of Business Conduct and Ethics and a Code of Ethics for Chief Executive Officer and Senior Financial Officers. The foregoing information is available on our website at www.awac.com under “Corporate Governance — Codes of Ethics” and “Corporate Governance — Guidelines.” Printed copies are also available by sending a written request to the Company’s Secretary.

Audit Committee.  Since July 2006, the Audit Committee has consisted of Messrs. Hunter (Chairman), Duffy and Weinhoff. Since such time, the Audit Committee has been comprised entirely of independent directors. Pursuant to its charter, the Audit Committee is responsible for overseeing our independent auditors, internal auditors, compliance with legal and regulatory standards and the integrity of our financial reporting. Mr. Hunter has been designated by the Board as an “audit committee financial expert,” as defined by applicable rules of the SEC, based on his extensive prior accounting and auditing experience.

Compensation Committee.  Since July 2006, the Compensation Committee has consisted of Messrs. Patterson (Chairman), Friedman and Hunter. In March 2007, the Board also appointed Mr. DeFeo to the Compensation Committee. Since July 2006, the Compensation Committee has been comprised entirely of independent directors. Pursuant to its charter, the Compensation Committee has the authority to establish compensation policies and recommend compensation programs to the Board, including administering all stock option plans and incentive compensation plans of the Company.

Executive Committee.  Since July 2006, the Executive Committee has consisted of Messrs. Morrison (Chairman), Carmilani, Duffy and Weinhoff. The Executive Committee has the authority to oversee the general business and affairs of the Company to the extent permitted by Bermuda law.

Investment Committee.  Since July 2006, the Investment Committee has consisted of Messrs. Patterson (Chairman), Hunter and Weinhoff. The Investment Committee is comprised entirely of independent directors.

Pursuant to its charter, the Investment Committee is responsible for establishing investment guidelines and supervising our investment activity.

Nominating & Corporate Governance Committee.  The Nominating & Corporate Governance Committee was formed in May 2006 and since July 2006 has consisted of Messrs. Friedman (Chairman), Duffy and Hunter. In March 2007, the Board also appointed Mr. DeFeo to the Nominating & Corporate Governance Committee. The Nominating & Corporate Governance Committee is comprised entirely of independent directors. Pursuant to its charter, the Nominating & Corporate Governance Committee is responsible for identifying individuals believed to be qualified to become directors and to recommend such individuals to the Board and to set compliance policies and corporate governance standards.

The Nominating & Corporate Governance Committee will consider nominees recommended by shareholders and will evaluate such nominees on the same basis as all other nominees. Shareholders who wish to submit nominees for director for consideration by the Nominating & Corporate Governance Committee for election at the Annual General Meeting in 2008 may do so by submitting in writing such nominees’ names, in compliance with the procedures described under “Shareholder Proposals for 2008 Annual General Meeting” in this Proxy Statement.

The criteria adopted by the Board for use in evaluating the suitability of all nominees for director include the following:

•	high personal and professional ethics, values and integrity;

•	education, skill and experience with insurance, reinsurance or other businesses and organizations that the Board deems relevant and useful;

•	ability and willingness to serve on any committees of the Board; and

•	ability and willingness to commit adequate time to the proper functioning of the Board and its committees.

Director Compensation

Non-Employee Directors Compensation

	Fees
	Earned or
	Paid in	Stock		Option		All Other
Name	Cash ($)(1)	Awards ($)(2)		Awards ($)		Compensation		Total ($)(6)

Michael I.D. Morrison	$55,000	$104,483	(3)	$215,249	(4)	$157,902	(5)	$532,634
Bart Friedman	$56,500	$15,612		—		—		$72,112
Philip D. DeFeo	$11,250	—		—		—		$11,250
James F. Duffy	$30,000	$7,515		—		—		$37,515
Scott Hunter	$61,500	$15,612		—		—		$77,112
Mark R. Patterson	$62,000	$15,612		—		—		$77,612
Samuel J. Weinhoff	$31,500	$7,515		—		—		$39,015
Allan Cockell(7)	$2,000	—		—		—		$2,000
Anthony Pilling(8)	$2,000	—		—		—		$2,000

(1)	Reflects the pro rata portion of the $45,000 annual retainer received by each non-employee director as well as meeting fees and committee and/or chairman fees. Messrs. Friedman, Hunter and Patterson joined the Board on March 3, 2006; Messrs. Duffy and Weinhoff joined the Board on July 17, 2006; and Mr. DeFeo joined the Board on November 10, 2006.

(2)	As of December 31, 2006, an aggregate of 20,436 restricted stock units (“RSUs”) were outstanding and held by our non-employee directors. Messrs. Friedman, Hunter and Patterson each received 2,204 RSUs in March 2006 and Messrs. Duffy and Weinhoff each received 1,912 RSUs in July 2006. The RSUs issued in March 2006 to Messrs. Friedman, Hunter and Patterson were revalued in July 2006 as a result of a modification in the Allied World Assurance Company Holdings, Ltd Amended and Restated 2004 Stock Incentive Plan (the “Stock

Incentive Plan”) combined with the initial public offering of our Common Shares (the “IPO”). The revised grant date fair value of each of these RSUs was based on the IPO price of $34.00 per share, and totaled $74,936 for each of these directors. On March 3, 2007, 25% of the RSUs awarded to Messrs. Friedman, Hunter and Patterson vested and each director received 551 Common Shares. The RSUs issued to Messrs. Duffy and Weinhoff in July 2006 had a grant date fair value of $34.00 per RSU for a fair value of $65,000. To date, no portion of these July 2006 RSU awards has vested. The total stock award compensation expense recorded in this table represents the accounting expense recognized in the consolidated financial statements of the Company in accordance with the Statement of Financial Accounting Standards No. 123(R) “Share Based Payment” (“FAS 123(R)”) and does not correspond to the actual value that will be recognized by each director. For additional information on the calculation of the compensation expense, please refer to note 9(b) and (c) of the Company’s consolidated financial statements contained in the Form 10-K for the year ended December 31, 2006, as filed with the SEC.

(3)	Mr. Morrison received 10,000 RSUs in May 2004 when he was our President and Chief Executive Officer. To date, no portion of these RSU awards has vested. These RSUs were revalued in July 2006 as a result of a modification in the Stock Incentive Plan combined with the IPO. The incremental value as a result of the modification of the plan amounted to $28,000 and has been calculated using the difference between the IPO price and our book value just prior to the IPO. The total stock award compensation expense recorded in this table represents the accounting expense recognized in the consolidated financial statements of the Company in accordance with FAS 123(R) and does not correspond to the actual value that will be recognized by this director.

(4)	No stock options were granted to our non-employee directors in 2006. The $215,249 reflects the incremental fair value related to stock options to purchase 116,667 Common Shares granted to Mr. Morrison in 2001 and 2003, when he was our President and Chief Executive Officer, and which amount was recognized in our 2006 consolidated financial statements in accordance with FAS 123(R) and does not correspond to the actual value that will be recognized by this director. Mr. Morrison’s outstanding stock options were fully vested as of December 31, 2006 and represent all of the outstanding stock options currently held by our non-employee directors. No stock options were exercised by Mr. Morrison in 2006.

(5)	In October 2004, we entered into a consulting agreement with Mr. Morrison, who presently serves as our Chairman of the Board, pursuant to which he receives $150,000 annually. In 2006, we also paid health benefits on behalf of Mr. Morrison and his wife. These amounts are shown in the “All Other Compensation” column above.

(6)	In 2006, none of our non-employee directors received any non-equity incentive plan compensation. In addition, we do not currently have any pension or deferred compensation plans for our non-employee directors. Accordingly, these columns are not included in the “Non-Employee Directors Compensation” table above.

(7)	Resigned from the Board on February 17, 2006.

(8)	Resigned from the Board on February 10, 2006.

Prior to March 1, 2006, the Company compensated directors (other than any director who was an employee of the Company) in the amount of $12,000 per year and an additional $1,000 per meeting of the Board or any committee thereof.

Effective March 1, 2006, directors who are not our employees are paid the following aggregate fees for serving as directors of both the Company and Allied World Assurance Company, Ltd:

•	$45,000 annually for serving as a director; and

•	$1,500 per meeting attended by a director (meetings of the Company and Allied World Assurance Company, Ltd held on the same day are considered one meeting for the purpose of calculating attendance fees).

In addition, certain newly-appointed directors in 2006 received a one-time, initial equity award of RSUs of the Company worth $65,000. At the beginning of each year, commencing in January 2007, each non-employee director receives an annual equity award of RSUs of the Company worth $65,000. Accordingly, on January 3, 2007 each of our non-employee directors received 1,494 RSUs. Each RSU represents the right to receive one newly-issued, fully paid and non-assessable Common Share of the Company at a future date and fully vests on the first anniversary of the date of grant. All director awards of RSUs granted in 2006 vest 25% a year from the date of grant. The RSUs were, and will be, awarded to our non-employee directors pursuant to the Stock Incentive Plan and were, and will be, granted on similar terms and conditions as those granted to our employees generally.

Committee Fees

Effective March 1, 2006, an attendance fee of $1,500 is paid to each committee member who is not an employee of the Company for attendance at committee meetings thereof. Committee meetings of the Company and Allied World Assurance Company, Ltd held on the same day are considered one meeting for the purpose of calculating attendance fees.

The Chairman of a committee of the Board also serves as the Chairman of the same committee of the board of directors of Allied World Assurance Company, Ltd, and receives one retainer, paid annually, for such service. The Chairman of the Audit Committee of both the Company and Allied World Assurance Company, Ltd receives an annual retainer of $15,000. All other committee chairmen of both the Company and Allied World Assurance Company, Ltd receive an annual retainer of $8,000.

APPROVAL OF ELIGIBLE SUBSIDIARY DIRECTORS
(Item B on Proxy Card)

In accordance with our Bye-Laws, no person may be elected as a director of any of the Company’s non-U.S. subsidiaries (excluding Allied World Assurance Company, Ltd) unless such person has been approved by the Company’s shareholders. The individuals identified below have been nominated to serve as Eligible Subsidiary Directors for certain of our non-U.S. subsidiaries.

Your Board recommends a vote FOR each slate of nominees listed as Eligible Subsidiary Directors on the enclosed proxy card. It is not expected that any of the nominees will become unavailable for approval as an Eligible Subsidiary Director but, if any nominee should become unavailable prior to the meeting, proxies will be voted for such persons as your Board shall recommend.

Allied World Assurance Holdings (Ireland) Ltd

Scott A. Carmilani
Wesley D. Dupont
Michael I.D. Morrison
John T. Redmond

Allied World Assurance Company (Europe) Limited

J. Michael Baldwin
Scott A. Carmilani
John Clifford
Hugh Governey
Michael I.D. Morrison
John T. Redmond

Allied World Assurance Company (Reinsurance) Limited

J. Michael Baldwin
Scott A. Carmilani
John Clifford
Hugh Governey
Michael I.D. Morrison
John T. Redmond

J. Michael Baldwin (age 65) served as Managing Director of Allied World Assurance Company (Europe) Limited and Allied World Assurance Company (Reinsurance) Limited from November 2001 through July 2006. Mr. Baldwin worked for The Chubb Corporation (“Chubb”) for almost 30 years, starting in 1972. From 1997 to

November 2001, Mr. Baldwin worked for Chubb’s European Commercial Insurance Division in London and was elected Senior Vice President of Chubb Insurance Company of Europe in 1998. From 1991 to 1997, Mr. Baldwin was the Zone Underwriting Officer for Latin America and was elected Vice President in 1996. From 1988 to 1991, Mr. Baldwin managed Chubb’s operations in Italy and from 1984 to 1988, he worked at Chubb U.S. as Home Foreign Manager and Underwriting Officer for Asia/Pacific. Prior to that, Mr. Baldwin held various underwriting and managerial positions at Chubb in Latin America. From 1962 to 1972, Mr. Baldwin worked for Royal Insurance in both the United Kingdom and Venezuela.

Scott A. Carmilani (age 42) was elected our President and Chief Executive Officer in January 2004 and became a director in September 2003. Mr. Carmilani was, prior to joining our Company as Executive Vice President in February 2002, the President of the Mergers & Acquisition Insurance Division of subsidiaries of AIG and responsible for the management, marketing and underwriting of transactional insurance products for clients engaged in mergers, acquisitions or divestitures. Mr. Carmilani was previously the Regional Vice-President overseeing the New York general insurance operations of AIG. Before that he was the Divisional President of the Middle Market Division of National Union Fire Insurance Company of Pittsburgh, Pa., which underwrites directors and officers liability, employment practice liability and fidelity insurance for middle-market-sized companies. Prior to joining our company, he held a succession of underwriting and management positions with subsidiaries of AIG since 1987.

John Clifford (age 57) has been a non-executive director of Allied World Assurance Company (Reinsurance) Limited since July 2004. From 1967 to date, Mr. Clifford has held various positions at the Bank of Ireland, including Group Secretary since 2003 to present; General Manager, Group Chief Executive Officer’s Office, from 2000 to 2003; Executive Director GB (London Based), responsible for the Bank’s commercial banking activities in Britain, from 1990 to 1999; General Manager, Group Credit Control, from 1987 to 1989; Group Chief Internal Auditor from 1985 to 1987; and Assistant General Manager Banking from 1983 to 1985. Mr. Clifford is a non-executive director of Irish Clearing House Ltd and a number of subsidiary companies within the Bank of Ireland Group. He is a fellow of the Institute of Bankers and a member of the Institute of Directors.

Wesley D. Dupont (age 38) is our Senior Vice President, General Counsel and Secretary. In November 2003, Mr. Dupont began working for American International Company Limited, a subsidiary of AIG, and began providing legal services to us pursuant to a former administrative services contract with American International Company Limited. Through that contract, Mr. Dupont served as our Senior Vice President, General Counsel and Secretary from April 2004 until November 30, 2005. As of December 1, 2005, Mr. Dupont became an employee of our Company. Prior to joining American International Company Limited, Mr. Dupont worked as an attorney at Paul, Hastings, Janofsky & Walker LLP, a large international law firm, where he specialized in general corporate and securities law. From April 2000 to July 2002, Mr. Dupont was a Managing Director and the General Counsel for Fano Securities, LLC, a specialized securities brokerage firm. Prior to that, Mr. Dupont worked as an attorney at Kelley Drye & Warren LLP, another large international law firm, where he also specialized in general corporate and securities law.

Hugh Governey (age 64) has served as a non-executive director of Coyle Hamilton Willis Holdings, Ltd., a subsidiary of Willis Group Holdings Ltd., a NYSE-traded company, since August 2005. From 2004 to 2005, Mr. Governey was the Chief Executive Officer of Coyle Hamilton Willis Holdings Ltd. From 2000 to 2004, Mr. Governey was the Chief Executive Officer of Coyle Hamilton Holdings Ltd. Prior to that, from 1981 to 2000, he was the Managing Director of Coyle Hamilton Corporate Broking, and from 1970 to 1981, was a Director of Coyle Hamilton Phillips Ltd. From 1965 to 1970, he worked for V.P. Phillips & Co. Ltd. Insurance Brokers (then a part of C.E. Heath) and from 1960 to 1965, he worked for the Royal Exchange Assurance Dublin (now part of the AXA Group). From May 2005 to June 2006, Mr. Governey served as the President of the Bureau International des Producteurs d’Assurances at de Réassurances (“BIPAR”), the European Federation of Insurance Intermediaries, which represents the public affairs interests of insurance intermediaries with European institutions. He was Vice President of BIPAR and Chairman of its EU Executive Committee from 1997 to 1998 and was elected Honorary Vice President in 1999. Mr. Governey served as the President of the Dublin Chamber of Commerce from 1999 to 2000; as a member of the board of the Council of Insurance Agents & Brokers (U.S.) from 1998 to 2004; as Vice President of The Chartered Insurance Institute (U.K.) from 1997 to 1998; and as President of the Irish Brokers Association and the Insurance Institute of Dublin from 1994 to 1995 and 1989 to 1990, respectively.

Michael I.D. Morrison (age 77) has been one of our directors since November 2001 and was elected Chairman of the Board effective in July 2006. He currently serves as a consultant to the Company. Mr. Morrison was our Vice Chairman from January 2004 to October 2004. Prior to this, Mr. Morrison served as our President and Chief Executive Officer from the inception of the Company in November 2001. He also served as a consultant to AIG from July 1997 to November 2001. Before this, he held various positions with AIG or its subsidiaries, including Vice Chairman of American Home Assurance Company and Senior AIG Executive for broker relations. He also served as General Manager for American International Underwriters Overseas Association’s China Division from July 1994 to June 1997, where he was based in Shanghai. He also served as Director of Domestic Branch Operations from 1983 to 1988, President of American Home Assurance Company from 1978 to 1983 and President of Commerce and Industry Insurance Company from 1976 to 1978. Mr. Morrison joined the property-underwriting department of American Home Assurance Company in 1964 and was appointed manager in 1969. He was a broker and an underwriter in the Lloyd’s market from 1953 to 1959, and a New York broker from 1959 to 1963.

John T. Redmond (age 51) joined us in July 2002 and is the President of Allied World Assurance Company (Europe) Limited and Allied World Assurance Company (Reinsurance) Limited. Prior to joining our Company, Mr. Redmond held various positions with Chubb, and served as a Senior Vice President of Chubb from 1993 until July 2002.

APPOINTMENT OF INDEPENDENT AUDITORS
(Item C on Proxy Card)

The appointment of independent auditors is subject to approval annually by the Company’s shareholders. Deloitte & Touche has served as the Company’s independent auditors since April 9, 2002. The Audit Committee of your Board has recommended the appointment of Deloitte & Touche as our independent auditors for the fiscal year ending December 31, 2007.

Representatives of Deloitte & Touche are expected to attend the Annual General Meeting and will have an opportunity to make a statement if they wish. They will also be available to answer questions at the meeting. If approved, Deloitte & Touche will serve as the Company’s auditor until the Company’s Annual General Meeting in 2008 for such compensation as the Audit Committee of your Board shall determine.

Fees to Independent Registered Public Accountants for Fiscal 2006 and 2005

The following table shows information about fees billed to us by Deloitte & Touche for services rendered for the fiscal years ended December 31, 2006 and 2005.

	2006	2005

Audit Fees	$1,860,746	$1,749,493
Audit-Related Fees(1)	—	$21,376
Tax Fees(2)	$90,088	$159,179
All Other Fees(3)	—	$24,900

(1)	Audit-Related Fees are fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under the Audit Fees category.

(2)	Tax Fees are for work performed in the preparation of tax returns, tax planning and tax consulting.

(3)	All Other Fees are fees related to technical consultations.

The Audit Committee pre-approved estimates in 2006 and 2005 for all audit, audit-related and tax services and permitted non-audit services provided to the Company by the independent auditors. In anticipation of the Company’s IPO, in 2006 the Audit Committee adopted a formal policy regarding the pre-approval of audit and non-audit services. The primary purpose of this policy is to ensure that the Company engages public accountants as external auditors to provide only audit and non-audit services that are compatible with maintaining independence. The policy requires that the Audit Committee pre-approve all audit and non-audit services for which the Company’s auditors are engaged. The Audit Committee may delegate the authority to grant pre-approvals to the Chairman of the Audit Committee. The Chairman of the Audit Committee must present to the Audit Committee any pre-approvals that are granted at the next scheduled meeting of the Audit Committee following such pre-approval.

Your Board recommends a vote FOR the appointment of Deloitte & Touche as the Company’s independent auditors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following summarizes certain relationships and the material terms of certain of our agreements. This summary is subject to, and is qualified in its entirety by reference to, all of the provisions of the relevant agreements. A copy of certain of these agreements has been previously filed with the SEC and is listed as an exhibit to the Company’s Annual Report on Form-10-K for the year ended December 31, 2006, a copy of which will be provided upon request. See “Additional Information.”

Formation

General

In connection with our formation and capitalization in November 2001, we issued 13,938,327 Voting Shares and 36,061,649 Non-Voting Shares. The following shareholders purchased Common Shares: AIG purchased a total of 1,266,995 Voting Shares and 10,426,338 Non-Voting Shares; Chubb purchased a total of 1,266,995 Voting Shares and 8,078,005 Non-Voting Shares; and GS Capital Partners 2000, L.P.; GS Capital Partners 2000 Offshore, L.P.; GS Capital Partners 2000 Employee Fund, L.P.; GS Capital Partners 2000, GmbH & Co. Beteiligungs KG; Stone Street Fund 2000, L.P.; and Bridge Street Special Opportunities Fund 2000, L.P. purchased a total of 7,574,998 Non-Voting Shares. The remainder of our Common Shares were originally purchased by other shareholders and accounted for 81.84% of the outstanding Voting Shares which, together with the Non-Voting Shares owned by these investors, represented 42.96% of the outstanding Common Shares at such date. The shares were purchased from the Company in a private placement effected in reliance on the exemption from registration contained in Rule 506 of Regulation D under the U.S. Securities Act of 1933, as amended (the “Securities Act”).

Warrants

In addition to the Common Shares sold in connection with the Company’s formation, the shareholders listed above were granted warrants that entitle them to purchase a total of 5,500,000 Common Shares, or approximately 11% of all Common Shares outstanding at formation, at an exercise price of $34.20 per Common Share subject to the anti-dilution provisions of the warrants. These warrants expire on November 21, 2011.

The warrants are exercisable, in whole or in part, (1) in connection with any sale of Common Shares by the exercising selling shareholder or (2) to avoid a reduction of the exercising selling shareholder’s equity ownership below a certain percentage. The exercise price and number of shares issuable under each warrant are subject to adjustment with respect to certain dilution events. The following table shows the ownership of warrants as of February 28, 2007:

Warrants to
Acquire
Common
Holder	Shares

American International Group, Inc.	2,000,000
The Chubb Corporation	2,000,000
GS Capital Partners 2000, L.P.	848,113
GS Capital Partners 2000 Offshore, L.P.	308,172
GS Capital Partners 2000 Employee Fund, L.P.	269,305
GS Capital Partners 2000, GmbH & Co. Beteiligungs KG	35,449
Stone Street Fund 2000, L.P.	25,974
Bridge Street Special Opportunities Fund 2000, L.P.	12,987

Certain Business Relationships

We have assumed, and continue to assume, premiums from, and have paid, and continue to pay, production fees to affiliates of some of our shareholders. We also have ceded and assumed and will continue to cede and assume reinsurance to and from affiliates of some of our principal shareholders.

Transactions with Affiliates of American International Group, Inc.

Administrative Services

American International Company Limited, a wholly-owned subsidiary of AIG, provided computer network administration and security and other information technology services in Bermuda to the Company, Allied World Assurance Company, Ltd and Allied World Assurance Holdings (Ireland) Ltd pursuant to an administrative services agreement, dated as of January 1, 2006, among those parties. We incurred expenses of $0.4 million for these services for the year ended December 31, 2006. We reimbursed American International Company Limited for subleased office space in Bermuda and incurred related expenses of $1.0 million for the year ended December 31, 2006. This administration services agreement terminated on December 31, 2006. Prior to January 1, 2006, American International Company Limited was a party to an administrative services agreement originally dated November 21, 2001, as amended and restated, with the Company, Allied World Assurance Company, Ltd, Allied World Assurance Holdings (Ireland) Ltd, Allied World Assurance Company (Reinsurance) Limited, Allied World Assurance Company (U.S.) Inc., Newmarket Underwriters Insurance Company and Allied World Assurance Company (Europe) Limited. Services and facilities formerly provided by American International Company Limited or its affiliates pursuant to the terminated administrative services agreement included: office space in Bermuda, financial reporting and financial management services, electronic data processing services, corporate secretarial services, tax, legal and accounting services and other services that were required by us in the ordinary course of business. We incurred expenses of $36.9 million and $34.0 million for these services for the years ended December 31, 2005 and 2004, respectively. This agreement was terminated pursuant to a termination agreement dated as of December 31, 2005, and in connection therewith, Allied World Assurance Company, Ltd paid a one-time termination fee of $3 million and approximately $826,100 for certain office equipment that Allied World Assurance Company, Ltd uses in its business operations.

Lexington Insurance Company, a wholly-owned subsidiary of AIG, provided office space in Boston, Massachusetts, certain financial reporting support, investment monitoring services, tax and accounting services, claims handling and electronic data processing services to two of our U.S. subsidiaries, Newmarket Underwriters Insurance Company and Allied World Assurance Company (U.S.) Inc., pursuant to an amended and restated administrative services agreement, dated as of January 1, 2006, among those parties. We incurred expenses of $2.6 million for these services for the year ended December 31, 2006. This amended and restated administrative services agreement terminated on December 31, 2006. Prior to January 1, 2006, Newmarket Underwriters Insurance Company and Allied World Assurance Company (U.S.) Inc. received a greater range of services from Lexington Insurance Company pursuant to an administrative services agreement that became effective July 15, 2002. As of January 1, 2006, Lexington Insurance Company ceased providing many of these services to these companies. Such services and facilities that were provided to our U.S. subsidiaries by Lexington Insurance Company under this administrative services agreement included office space in Boston, Massachusetts, management and actuarial functions, financial reporting and financial management services, claims handling, electronic data processing services, corporate secretarial services, tax, legal and accounting services and other services that were required in the ordinary course of business. Expenses of $3.0 million and $3.6 million were incurred for these services during the years ended December 31, 2005 and 2004, respectively, and were deducted for 2005 and 2004 from the amounts payable by us under our agreement with American International Company Limited described above.

On May 9, 2006, Allied World Assurance Company, Ltd and AIG Technologies, Inc. (“AIGT”), a wholly-owned subsidiary of AIG, entered into a Master Services Agreement, pursuant to which AIGT provides to Allied World Assurance Company, Ltd and its affiliates certain information technology services, including electronic mail storage and management, remote access services and network data circuit and device management. Under the terms of the agreement, Allied World Assurance Company, Ltd paid to AIGT $0.3 million in 2006 for those services provided for in Schedule B to the agreement, as amended. On February 28, 2007, Allied World Assurance

Company, Ltd and AIGT mutually agreed to terminate the Master Services Agreement, as amended, effective as of December 18, 2006.

Software License

On February 16, 2007, Allied World Assurance Company, Ltd entered into an amended and restated software license agreement, effective as of November 17, 2006, with Transatlantic Holdings, Inc., a publicly traded company in which AIG holds a controlling interest, for certain reinsurance accounting management information software proprietary to Transatlantic Holdings, Inc. The initial term of the agreement expires on November 17, 2009 and will automatically renew for successive one-year terms unless either party delivers prior written notice to terminate at least 90 days prior to the end of any current term. Allied World Assurance Company, Ltd has paid $3.9 million to Transatlantic Holdings, Inc. for the initial term of the license.

Reinsurance

As of December 1, 2002, Allied World Assurance Company, Ltd, Allied World Assurance Company (Europe) Limited and Allied World Assurance Company (Reinsurance) Limited, collectively, entered into a reinsurance contract with several parties that covers a portion of their liabilities accruing under policies written and classified as excess general casualty insurance. This contract has two sections. Effective as of March 1, 2004, there was an addendum to create section A and effective March 1, 2005, section A ceded 12% of all subject policies up to and including a total policy of $25 million, €25 million or £15 million. Within the 12% ceded to reinsurers, we may cede 25% to National Union Fire Insurance Company of Pittsburgh, Pa., a wholly-owned subsidiary of AIG. Section B, which has been effective from December 1, 2002, is a variable quota share for all subject policies with limits greater than $25 million, €25 million or £15 million up to and including $50 million, €50 million or £30 million. Under this contract, we could cede 10% of the maximum limit of liability ceded to the treaty, which is $25 million, €25 million or £15 million, to National Union Fire Insurance Company of Pittsburgh, Pa. On November 17, 2005, National Union Fire Insurance Company of Pittsburgh, Pa. sent notice of cancellation of the reinsurance contract to Allied World Assurance Company, Ltd, Allied World Assurance Company (Europe) Limited and Allied World Assurance Company (Reinsurance) Limited with effect from February 28, 2006. Following this cancellation, National Union Fire Insurance Company of Pittsburgh, Pa. will remain liable for losses under policies in force as of the date of cancellation until their expiration or renewal date, whichever comes first. Additionally, National Union Fire Insurance Company of Pittsburgh, Pa. continues to be liable in the event that (i) any extended reporting period options are exercised under any applicable policy and/or (ii) Allied World Assurance Company, Ltd, Allied World Assurance Company (Europe) Limited and Allied World Assurance Company (Reinsurance) Limited are bound by statute or regulation to continue coverage with respect to policies in force after the effective date of this contract and prior to the effective date of notice of cancellation. Under the contract, National Union Fire Insurance Company of Pittsburgh, Pa. agreed to pay us a ceding commission of 25% under section A and 22.5% under section B applied to the premium ceded to the contract. Allied World Assurance Company, Ltd, Allied World Assurance Company (Europe) Limited and Allied World Assurance Company (Reinsurance) Limited have ceded approximately $8.4 million of premiums to National Union Fire Insurance Company of Pittsburgh, PA, under this contract during the March 2005 to March 2006 term.

On May 1, 2006, Allied World Assurance Company, Ltd, Allied World Assurance Company (Europe) Limited, Allied World Assurance Company (Reinsurance) Limited, Allied World Assurance Company (U.S.) Inc. and Newmarket Underwriters Insurance Company entered into a contract with several reinsurers that covers a portion of their liability accruing as a result of losses occurring on in force, new and renewal business classified as property business in excess of coverage provided by other reinsurance contracts. This contract provides coverage with respect to property catastrophe risks in the United States. It affords indemnification to them for all covered perils in excess of $35 million, up to $155 million per loss; provided, however, Allied World Assurance Company, Ltd, Allied World Assurance Company (Europe) Limited, Allied World Assurance Company (Reinsurance) Limited, Allied World Assurance Company (U.S.) Inc. and Newmarket Underwriters Insurance Company retain (i) 66.25% of all losses on the first $40 million in liabilities in excess of our $35 million retention and (ii) 2.95% of the next $50 million of losses in excess of the first $75 million of liabilities. The contract also affords additional indemnification to these companies for earthquake and ensuing perils, in excess of $190 million, up to $85 million per loss. Allied World Assurance Company, Ltd, Allied World Assurance Company (Europe) Limited, Allied World Assurance Company (Reinsurance) Limited, Allied World Assurance Company (U.S.) Inc. and Newmarket Underwriters Insurance Company may cede up to $5.27 million of the maximum limit of liability ceded to the treaty to Transatlantic Reinsurance Company, Inc., a subsidiary of AIG. Allied World Assurance Company, Ltd, Allied World Assurance Company (Europe) Limited, Allied World Assurance Company (Reinsurance) Limited, Allied World Assurance Company (U.S.) Inc. and Newmarket Underwriters Insurance Company may terminate any reinsurers’ participation in the contract at any time, upon 30 days prior written notice to the reinsurer, under specified circumstances, including the assignment to the reinsurer by A.M. Best Company of a rating of less than “A−”. We anticipate that our subsidiaries will cede approximately $42.1 million in premiums under this contract during the May 2006 to May 2007 term.

On May 22, 2006, Allied World Assurance Company, Ltd entered into a guarantee in favor of AIG. Pursuant to the guarantee, Allied World Assurance Company, Ltd absolutely, unconditionally and irrevocably guaranteed the payment of all amounts legally due and owed by either Allied World Assurance Company (Europe) Limited or Allied World Assurance Company (Reinsurance) Limited to certain reinsurance subsidiaries of AIG under any new or renewal contract of reinsurance entered into between such AIG subsidiaries and Allied World Assurance Company (Europe) Limited and/or Allied World Assurance Company (Reinsurance) Limited on or after January 1, 2006.

In addition, as part of our ordinary business, we assumed reinsurance premiums from subsidiaries of AIG. Total premiums assumed from AIG subsidiaries were $107.4 million, $96.0 million and $104.7 million for the years ended December 31, 2006, 2005 and 2004, respectively.

Production

Effective December 1, 2001, as amended, Allied World Assurance Company, Ltd entered into an exclusive underwriting agency agreement with IPCRe Underwriting Services Limited (“IPCUSL”), to solicit, underwrite, bind and administer property catastrophe treaty reinsurance. AIG, one of our principal shareholders, was also a principal shareholder of IPC Holdings, Ltd., the parent company of IPCUSL, until August 2006. IPCUSL received an agency commission of 6.5% of gross premiums written on our behalf. On December 5, 2006, we mutually agreed with IPCUSL to an amendment to the underwriting agency agreement, pursuant to which the parties terminated the underwriting agency agreement effective as of November 30, 2006. In accordance with this amendment, we agreed to pay IPCUSL a $400,000 early termination fee, $250,000 of which has been paid and $75,000 of which is payable on each of December 1, 2007 and 2008, respectively. We will also continue to pay to IPCUSL any agency commissions due under the underwriting agency agreement for any and all business bound prior to November 30, 2006, and IPCUSL will continue to service such business until November 30, 2009 pursuant to the underwriting agency agreement. As of December 1, 2006, we began to produce, underwrite and administer property catastrophe treaty reinsurance business on our own behalf. Gross premiums written on Allied World Assurance Company, Ltd’s behalf were $52.1 million, $83.0 million and $68.0 million for the years ended December 31, 2006, 2005 and 2004, respectively.

Office Space

Allied World Assurance Company, Ltd entered into a lease on November 29, 2006 with American International Company Limited, a subsidiary of AIG, under which Allied World Assurance Company, Ltd rents 78,057 square feet of newly constructed office space at 27 Richmond Road, Pembroke HM 08, Bermuda that serves as the Company’s corporate headquarters. The lease is for a 15-year term commencing on October 1, 2006 with an option to extend for an additional ten years. For the first five years under the lease, Allied World Assurance Company, Ltd will pay an aggregate monthly rent and user fees of approximately $393,385. In addition to the rent, Allied World Assurance Company, Ltd will also pay certain maintenance expenses. Effective as of October 1, 2011, and on each five-year anniversary date thereafter (each, a “Review Date”), the rent payable under the lease will be mutually agreed to by Allied World Assurance Company, Ltd and American International Company Limited.

Hedge Fund

Since April 1, 2004, Allied World Assurance Company, Ltd has invested a total of $56.6 million in shares of AIG Select Hedge Ltd. (the “Select Fund”). The Select Fund is a fund of hedge funds and is a Cayman Islands exempted company incorporated under the Companies Law of the Cayman Islands. The Select Fund’s investment objective is to seek attractive long-term, risk-adjusted absolute returns in a variety of capital market conditions. The investment manager of the Select Fund is AIG Global Investment Corp., a wholly-owned subsidiary of AIG. Allied World Assurance Company, Ltd may request a redemption of all or some of its shares by giving notice three business days prior to the last business day of any calendar month for the redemption to be effective the last business day of the next following month. The Select Fund will pay the investment manager both a management fee and an incentive fee. The management fee is an annual asset-based fee of 1.5%, payable quarterly, and a 5% incentive fee is paid to the investment manager at the end of each year on the net capital appreciation of our shares, so long as a 5% non-cumulative annual return is obtained. The aggregate fees for the years ended December 31, 2006, 2005 and 2004 were $0.9 million, $0.6 million and $0.4 million, respectively.

Deferred Compensation Plan

Scott A. Carmilani, President and Chief Executive Officer of the Company, and Richard E. Jodoin, President of Allied Word Assurance Company (U.S.) Inc. and Newmarket Underwriters Insurance Company, participated in the Starr International Company, Inc. Deferred Compensation Profit Participation Plan in connection with services previously rendered to AIG prior to joining us.

Transactions with Affiliates of the Goldman Sachs Funds

Investment Management Services

Certain affiliates of The Goldman Sachs Group, Inc. (the “Goldman Sachs Funds”) provide us with investment management services pursuant to several investment management agreements. Pursuant to these agreements, affiliates of the Goldman Sachs Funds manage our investment portfolio (except for that portion invested in the AIG Select Hedge Fund Ltd., which is managed by a subsidiary of AIG, and for short-term investments held by several banks) subject to our investment guidelines. The investment management agreements are generally in force for an initial three-year term with subsequent one-year period renewals, during which they may be terminated by either party subject to specified notice requirements. Each investment management agreement prohibits the investment manager from executing trades with or through itself or any of its affiliates acting as agent or principal. However, each investment management agreement does allow the investment manager to invest a portion of the portfolio in funds for which the investment manager or any of its affiliates serves as investment adviser, provided that these investments are made in money market sweep or similar funds for the management of short-term cash balances in the account. We must pay all fees associated with these investments; however, these fees will be offset against the fee to be paid by us pursuant to the investment management agreements. With respect to Allied World Assurance Company, Ltd, the investment manager may also invest up to $150 million in the Goldman Sachs Global High Yield Portfolio of the Goldman Sachs Funds SICAV and the restrictions and limits of our investment guidelines shall not apply to this investment. Mutual fund fees that will be deducted on both a monthly and quarterly basis will vary by fund and will include investment management fees, sales and distribution fees and operational expense fees. The aggregate fees for our investment in the Goldman Sachs Global High Yield Portfolio for the fiscal years ended December 31, 2006, 2005 and 2004 were $0.3 million, $0.6 million and $0.6 million, respectively. The investment manager is also authorized to effect cross transactions between our account and other accounts managed by the investment manager and its affiliates.

We pay affiliates of the Goldman Sachs Funds an annual fee of 0.12% on the first $1 billion of our aggregate funds under management, 0.10% on the next $1 billion of our aggregate funds under management and 0.08% on all of our aggregate funds managed greater than $2 billion. A pro rata portion of these annual fees is payable quarterly. The total advisory fee for investment management services provided by affiliates of the Goldman Sachs Funds with respect to the investment management agreements totaled $4.5 million, $4.0 million and $3.4 million for the years ended December 31, 2006, 2005 and 2004, respectively. Our Investment Committee periodically reviews the performance of the investment managers under these investment management agreements.

Hedge Funds

Since December 1, 2004, Allied World Assurance Company, Ltd has invested a total of $57 million in shares of the Goldman Sachs Global Alpha Hedge Fund PLC (the “Alpha Fund”). The Alpha Fund is an Irish open-ended investment company registered under the Companies Act, 1990 of Ireland. The Alpha Fund’s investment objective is to seek attractive long-term, risk-adjusted returns across a variety of market environments with volatility and correlations that are lower than those of the broad equity markets. The investment manager of the Alpha Fund is Goldman Sachs Asset Management, L.P., an affiliate of the Goldman Sachs Funds. Allied World Assurance Company, Ltd may request a redemption of all or some of its shares by giving 45 days prior written notice; provided, however, that no partial redemption may be in an amount of less than $250,000 and no partial redemptions will be permitted if thereafter the aggregate net asset value of the shareholder’s remaining shares would be less than $1.0 million. The Alpha Fund will pay the investment manager both a management fee and an incentive fee. The management fee is an annual asset-based fee of 2.0%, payable quarterly, and a 20% incentive fee is paid to the investment manager on the net capital appreciation of our shares. The aggregate fees for the years ended December 31, 2006, 2005 and 2004 were $1.2 million, $4.8 million and $0.1 million, respectively.

Effective February 1, 2005, Allied World Assurance Company, Ltd invested $62 million in shares of the Goldman Sachs Multi-Strategy Portfolio VI, Ltd. (the “Portfolio VI Fund”). Allied World Assurance Company, Ltd is the sole investor in the Portfolio VI Fund. The Portfolio VI Fund is a fund of hedge funds and is an exempted limited company incorporated under the laws of the Cayman Islands. The Portfolio VI Fund’s investment objective is to seek attractive long-term, risk-adjusted absolute returns in U.S. dollars with volatility lower than, and minimal correlation to, the broad equity markets. The investment manager of the Portfolio VI Fund is Goldman Sachs Hedge Fund Strategies LLC, an affiliate of the Goldman Sachs Funds. Allied World Assurance Company, Ltd may request a redemption of all or some of its shares at any time or from time to time by giving notice; provided, however, that the aggregate net asset value of the remaining shares held by the redeeming shareholders is not less then $30 million. The Portfolio VI Fund will pay the investment manager both a management fee and an incentive fee. The management fee is an annual asset-based fee of 1.0%, payable quarterly, and a 5% incentive fee is paid to the investment manager at the end of each year on the net capital appreciation of our shares. The aggregate fees for the years ended December 31, 2006 and 2005 were $1.0 million and $0.7 million, respectively.

Since December 1, 2004, Allied World Assurance Company, Ltd has invested a total of $45 million in shares of the Goldman Sachs Liquid Trading Opportunities Fund Offshore, Ltd. (the “Opportunity Fund”). The Opportunity Fund is an exempted limited company incorporated under the laws of the Cayman Islands. The Opportunity Fund’s investment objective is to seek attractive total returns through both capital appreciation and current return from a portfolio of investments mainly in currencies, publicly traded securities and derivative instruments, primarily in the fixed income and currency markets. The investment manager of the Opportunity Fund is Goldman Sachs Asset Management, an affiliate of the Goldman Sachs Funds. Allied World Assurance Company, Ltd may request a redemption of all or some of its shares by giving 15 days prior written notice as of the close of business on the last business day of each calendar month occurring on or immediately after the six month anniversary of the purchase of such shares by Allied World Assurance Company, Ltd. The Opportunity Fund will pay the investment manager both a management fee and an incentive fee. The management fee is an annual asset-based fee of 1.0%, payable quarterly, and a 20% incentive fee is paid to the investment manager on the net capital appreciation of our shares. The aggregate fees for the years ended December 31, 2006, 2005 and 2004 were $0.5 million, $0.8 million and $0.1 million, respectively.

Investment Banking Services

Pursuant to the Placement Agency Agreement, dated October 25, 2001, among the Company, AIG, Chubb and GS Capital Partners 2000, L.P., in the event we determine to undertake any transaction in connection with which we will utilize investment banking or financial advisory services, we have agreed to offer Goldman, Sachs & Co. (“Goldman Sachs”) directly or to one of its affiliates the right to act in such transaction as sole lead manager or agent in the case of any offering or placement of securities, lead arranger, underwriter and syndication agent in the case of any syndicated bank loan, or as sole advisors or dealer managers, as applicable in the case of any other transaction. If Goldman Sachs or any of its affiliates agrees to act in any such capacity, we will enter into an appropriate agreement with Goldman Sachs or its affiliate, as applicable, which will contain customary terms and conditions.

These investment banking rights of Goldman Sachs shall terminate upon the earlier of (a) the sale, transfer or other disposition of our capital stock to one party, other than AIG, Chubb or GS Capital Partners 2000, L.P. or their respective affiliates, if as a result of such sale, transfer or other disposition such party holds more than 50% of our outstanding voting capital stock; (b) GS Capital Partners 2000, L.P., together with related investment funds, ceasing to retain in the aggregate ownership of at least 25% of its original shareholding in Allied World Assurance Company Holdings, Ltd (including any shares that may be issued upon the exercise of warrants); or (c) the second anniversary of our IPO. This arrangement may be terminated by us with cause, or without cause upon a change of control of Goldman Sachs. In July 2006, Goldman Sachs was a lead managing underwriter for our IPO and our offering of approximately $500 million aggregate principal amount of 7.50% senior notes. The aggregate fees for the year ended December 31, 2006 were $26.5 million.

Transactions with Affiliates of The Chubb Corporation

Allied World Assurance Company (U.S.) Inc. and Newmarket Underwriters Insurance Company are each party to a surplus lines agreement, effective June 11, 2002, with Chubb Custom Market, Inc., an affiliate of Chubb. Under these two agreements, Chubb Custom Market, Inc. underwrites surplus lines insurance on behalf of Allied World Assurance Company (U.S.) Inc. and Newmarket Underwriters Insurance Company, subject to underwriting guidelines provided by our U.S. subsidiaries. Under these agreements, Chubb Custom Market, Inc., on behalf of our U.S. subsidiaries, also processes applications, collects and remits premiums, issues quotes, policies and other insurance documentation, keeps records, secures and maintains insurance licenses and provides and trains employees to perform these services. Total fees and commissions incurred under these agreements for the years ended December 31, 2006, 2005 and 2004 were $2.9 million, $3.5 million and $4.1 million, respectively. The amount of premiums placed through these surplus lines agreements for the years ended December 31, 2006, 2005 and 2004 totaled $13.5 million, $19.9 million and $20.6 million, respectively.

On December 1, 2002, Allied World Assurance Company, Ltd, Allied World Assurance Company (Europe) Limited and Allied World Assurance Company (Reinsurance) Limited, collectively, entered into a reinsurance contract with several parties including Chubb Re, Inc., on behalf of Federal Insurance Company, a subsidiary of Chubb, that covers a portion of the liabilities of Allied World Assurance Company, Ltd, Allied World Assurance Company (Europe) Limited and Allied World Assurance Company (Reinsurance) Limited accruing under policies written and classified as excess general casualty insurance. This contract is a variable quota share for all subject policies with limits greater than $25 million, €25 million or £15 million up to and including $50 million, €50 million or £30 million. Under this contract, we could cede to Federal Insurance Company no more than 10% of the maximum limit of liability ceded under the treaty ($25 million, €25 million or £15 million). Effective December 1, 2003, there was an addendum to the reinsurance contract that specified that the contract may be canceled by either party as of March 1 of any year, subject to 90 days prior written notice. Allied World Assurance Company, Ltd, Allied World Assurance Company (Europe) Limited and Allied World Assurance Company (Reinsurance) Limited collectively gave notice canceling the reinsurance contract as of March 1, 2006. Following this cancellation, Federal Insurance Company continues to be liable for losses under policies in force as of the date of cancellation until their expiration or renewal dates, whichever comes first. Additionally, Federal Insurance Company will remain liable in the event that (i) any extended reporting period options are exercised under any applicable policies and/or (ii) Allied World Assurance Company, Ltd, Allied World Assurance Company (Europe) Limited and Allied World Assurance Company (Reinsurance) Limited are bound by statute or regulation to continue coverage with respect to policies in force after the effective date of this contract and prior to the effective date of notice of cancellation. Under this contract, Federal Insurance Company agreed to pay us a ceding commission of 22.5% applied to the premium ceded to the contract. Allied World Assurance Company, Ltd, Allied World Assurance Company (Europe) Limited and Allied World Assurance Company (Reinsurance) Limited have ceded approximately $5.5 million of premiums under this contract during the March 2005 to March 2006 term.

Effective as of March 1, 2006, Allied World Assurance Company, Ltd, Allied World Assurance Company (Europe) Limited, Allied World Assurance Company (Reinsurance) Limited, Allied World Assurance Company (U.S.) Inc. and Newmarket Underwriters Insurance Company, collectively, entered into a reinsurance contract with several parties including Harbor Point Services, Inc., on behalf of Federal Insurance Company, that covers a portion of the liabilities of Allied World Assurance Company, Ltd, Allied World Assurance Company (Europe) Limited and

Allied World Assurance Company (Reinsurance) Limited accruing under policies written and classified as excess general casualty insurance. Chubb has a minority interest in the parent company of Harbor Point Services, Inc. This contract has three sections: section A, section B and section C. Federal Insurance Company subscribed to section B, which is a variable quota share for all subject policies with limits greater than $25 million, €25 million or £15 million and up to and including $50 million, €50 million or £30 million. This section of the contract is not applicable to policies written by Allied World Assurance Company (U.S.) Inc. or Newmarket Underwriters Insurance Company. Under this contract, we could cede to Federal Insurance Company no more than 10% of the maximum limit of liability ceded under this section of this contract. As of March 1, 2007, this contract was renewed. As part of the renewal, Federal Insurance Company has expanded its participation to include section A and now assumes 4% of subject policies less than or equal to $25 million, €25 million and £15 million under this section. This contract terminates as of March 1, 2008, and it is anticipated that it will be renewed at such time. In addition, the parties may terminate the agreement upon 45 days’ prior notice under specified circumstances, including insolvency or the impairment of paid-up capital of the relevant counterparty. Allied World Assurance Company, Ltd, Allied World Assurance Company (Europe) Limited, Allied World Assurance Company (Reinsurance) Limited, Allied World Assurance Company (U.S.) Inc. and Newmarket Underwriters Insurance Company may also terminate the agreement with Federal Insurance Company under other specified circumstances, including (1) the assignment to Federal Insurance Company by A.M. Best Company of a financial strength rating of less than “A−” or (2) if Federal Insurance Company ceases writing reinsurance. Under this contract, Federal Insurance Company agreed to pay to us a ceding commission of 22.5% applied to the premium ceded to this contract. We anticipate that our subsidiaries will cede approximately $8.5 million in premiums under this contract during the March 2007 to March 2008 term.

In addition, as part of our ordinary business, we assumed reinsurance premiums from subsidiaries of Chubb. Total premiums assumed from Chubb subsidiaries were $8.1 million, $6.1 million and $3.9 million for the years ended December 31, 2006, 2005 and 2004, respectively.

Registration Rights

We executed a Registration Rights Agreement upon the closing of our IPO that provided AIG, Chubb, the Goldman Sachs Funds or Securitas Allied Holdings, Ltd. (“Securitas Capital Fund” and collectively, the “Specified Shareholders”) with registration rights for Common Shares held by them (or obtainable pursuant to warrants held by them) or any of their affiliates. Under this agreement, each of the Specified Shareholders has the right to require us to register Common Shares under the Securities Act for sale in the public market, in an underwritten offering, block trades from time to time, or otherwise. The total amount of Common Shares requested to be registered under any demand of that kind must, as of the date of the demand, equal or exceed 10% of all Common Shares outstanding or Common Shares having a value of $100 million (based on the average closing price during any 15 consecutive trading days ending within 30 days prior to but not including such date of demand). We may include other Common Shares in any demand registration of that kind on a second-priority basis subject to a customary underwriter’s reduction. If we propose to file a registration statement covering Common Shares at any time, each Specified Shareholder will have the right to include Common Shares held by it (or obtainable pursuant to warrants held by it) in the registration on a second-priority basis with us, ratably according to the relevant respective holdings and subject to a customary underwriter’s reduction. We have agreed to indemnify each Specified Shareholder with respect to specified liabilities, including civil liabilities under the Securities Act, and to pay specified expenses relating to any of these registrations. In addition, the Goldman Sachs Funds, as the financial founder, have the right under the registration rights agreement to appoint Goldman Sachs as the lead managing underwriter if the Goldman Sachs Funds are selling more than 20% of the Common Shares sold in a registered public offering.

Review, Approval or Ratification of Transactions with Related Persons

Pursuant to our Audit Committee charter that became effective as of July 2006 following our IPO, the Audit Committee reviewed and approved the related party transactions we entered into after such date. Prior to July 2006, related party transactions were approved by the full Board. We do not have written standards in connection with the review and approval of related party transactions as we believe each transaction should be analyzed on its own merits. In making its decision, the Audit Committee reviews, among other things, the relevant agreement, analyzes the specific facts and circumstances and speaks with, or receives a memorandum from, management that outlines the background and terms of the transaction. As insurance and reinsurance companies enter into various transactions in the ordinary course of business, the Audit Committee does not review these types of transactions to the extent they are open-market transactions that happen to involve related parties.

PRINCIPAL SHAREHOLDERS

The table below sets forth information as of February 28, 2007 regarding the beneficial ownership of our Common Shares by:

•	each person known by us to beneficially own more than 5% of our outstanding Common Shares,

•	each of our directors,

•	our Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”) and our three other most highly compensated officers who were serving as executive officers at the end of our 2006 fiscal year (collectively, our “named executive officers” or “NEOs”), and

•	all of our directors and executive officers as a group.

	Beneficial Ownership of Common Shares(1)
			Non-		Percent of
Name and Address of Beneficial Owner	Voting		Voting		Common Shares

American International Group, Inc.	1,266,995		10,751,669	(2)	19.8%
70 Pine Street
New York, NY 10270
The Chubb Corporation	1,266,995		8,326,656	(3)	15.8%
15 Mountain View Road
Warren, NJ 07059
GS Capital Partners 2000, L.P.(4)	—		4,730,750	(5)	7.8%
85 Broad Street
New York, NY 10004
GS Capital Partners 2000 Offshore, L.P.(4)	—		1,716,715	(6)	2.8%
85 Broad Street
New York, NY 10004
GS Capital Partners 2000 Employee Fund, L.P.(4)	—		1,500,068	(7)	2.5%
85 Broad Street
New York, NY 10004
GS Capital Partners 2000, GmbH & Co. Beteiligungs KG(4)	—		197,378	(8)	*
85 Broad Street
New York, NY 10004
Stone Street Fund 2000, L.P.(4)	—		144,645	(9)	*
85 Broad Street
New York, NY 10004
Bridge Street Special Opportunities Fund 2000, L.P.(4)	—		72,347	(10)	*
85 Broad Street
New York, NY 10004
Michael I.D. Morrison	116,667	(11)	—		*
Bart Friedman	2,551	(12)	—		*
Scott A. Carmilani	105,999	(13)	—		*
Philip D. DeFeo	2,000
James F. Duffy	1,000		—		*
Scott Hunter	551	(14)	—		*
Mark R. Patterson	14,551	(15)	—		*
Samuel J. Weinhoff	1,000		—		*
G. William Davis, Jr.	33,332	(16)	—		*
Joan H. Dillard	16,166	(17)	—		*
Wesley D. Dupont	9,083	(18)	—		*
Richard E. Jodoin	28,792	(19)	—		*
All directors and executive officers as a group (14 persons)	353,869	(20)	—		*

*	Less than 1%.

(1)	Pursuant to the regulations promulgated by the SEC, our Common Shares are deemed to be “beneficially owned” by a person if such person directly or indirectly has or shares the power to vote or dispose of our Common Shares, whether or not such person has any pecuniary interest in our Common Shares, or the right to acquire the power to vote or dispose of our Common Shares within 60 days, including any right to acquire through the exercise of any option, warrant or right.

(2)	Based on information reported on Schedule 13G, as filed by AIG with the SEC on February 1, 2007, and information we received from our transfer agent. Of the aggregate amount of 12,018,664 Common Shares reported as beneficially owned by AIG in the table above, (i) 1,266,995 shares are Voting Shares, (ii) 10,426,338 shares are Non-Voting Shares and (iii) 325,331 shares are Non-Voting Shares issuable upon exercise of a warrant held by AIG. A total of 2,000,000 Common Shares are issuable upon the exercise of this warrant, but the warrant is exercisable, in whole or in part, only (1) in connection with a contemporaneous sale by AIG of Common Shares or (2) to avoid a reduction of AIG’s equity ownership percentage below 19.8%.

Based upon the percentage of currently outstanding Common Shares, the number of Common Shares with respect to which AIG may currently exercise the warrant, other than for purposes of the contemporaneous sale of Common Shares, is 325,331 Common Shares.

(3)	Based on information reported on Schedule 13G, as filed by Chubb with the SEC on February 13, 2007, and information we received from our transfer agent. Of the aggregate amount of 9,593,651 Common Shares shown as beneficially owned by Chubb in the table above, (i) 1,266,995 shares are Voting Shares, (ii) 8,078,005 shares are Non-Voting Shares and (iii) 248,651 shares are Non-Voting Shares issuable upon exercise of a warrant held by Chubb. A total of 2,000,000 Common Shares are issuable upon exercise of this warrant, but the warrant is exercisable, in whole or in part, only (1) in connection with the contemporaneous sale by Chubb of Common Shares or (2) to avoid a reduction of Chubb’s equity ownership percentage below 15.8%. Based upon the percentage of currently outstanding Common Shares, the number of Common Shares with respect to which Chubb may currently exercise the warrant, other than for purposes of the contemporaneous sale of Common Shares, is 248,651 Common Shares.

(4)	The Goldman Sachs Funds have converted all of the Voting Shares they owned prior to the IPO to Non-Voting Shares. The warrants held by each of the Goldman Sachs Funds were amended so that they may only be exercised into Non-Voting Shares. In addition, under our Bye-Laws, all Voting Shares held by the Goldman Sachs Funds and their affiliates automatically convert to Non-Voting Shares.

Based on previously received information, we believe that: (i) affiliates of The Goldman Sachs Group, Inc. (the “Goldman Sachs Group”) and Goldman Sachs, which is a broker-dealer, are the general partner, managing general partner or managing limited partner of the Goldman Sachs Funds; and (ii) Goldman Sachs is the investment manager for certain of the Goldman Sachs Funds. Each of the Goldman Sachs Group and Goldman Sachs has previously disclaimed beneficial ownership of the Common Shares owned by the Goldman Sachs Funds, except to the extent of the Goldman Sachs Group’s and Goldman Sachs’ pecuniary interest therein, if any. Based on previously received information, we also believe that the Goldman Sachs Group, Goldman Sachs and the Goldman Sachs Funds share voting power and investment power with certain of their respective affiliates and Goldman Sachs is a direct and indirect, wholly-owned subsidiary of the Goldman Sachs Group.

Each of the Goldman Sachs Funds owns warrants that are exercisable into Non-Voting Shares. The number of warrants held by each Goldman Sachs Fund is reported in “Certain Relationships and Related Transactions — Formation — Warrants.” Each Goldman Sachs Fund may exercise its respective warrant, in whole or in part, only (1) in connection with a contemporaneous sale by such Goldman Sachs Fund of Common Shares or (2) to avoid a reduction of such Goldman Sachs Fund’s equity ownership percentage as of the date the Company completed the IPO. Based upon the percentage of currently outstanding Common Shares, the number of Common Shares with respect to which each Goldman Sachs Fund may currently exercise its respective warrant, other than for purposes of the contemporaneous sale of Common Shares, is reflected in footnotes 5 through 10 below.

(5)	Includes warrants currently exercisable to purchase up to approximately 117,130 Non-Voting Shares.

(6)	Includes warrants currently exercisable to purchase up to approximately 40,105 Non-Voting Shares.

(7)	Includes warrants currently exercisable to purchase up to approximately 35,085 Non-Voting Shares.

(8)	Includes warrants currently exercisable to purchase up to approximately 4,540 Non-Voting Shares.

(9)	Includes warrants currently exercisable to purchase up to approximately 3,350 Non-Voting Shares.

(10)	Includes warrants currently exercisable to purchase up to approximately 1,700 Non-Voting Shares.

(11)	Represents vested stock options exercisable to purchase 116,667 Voting Shares.

(12)	On March 3, 2007, Mr. Friedman received 551 Voting Shares upon the vesting of certain RSUs held by him.

(13)	Includes vested stock options exercisable to purchase 99,999 Voting Shares.

(14)	On March 3, 2007, Mr. Hunter received 551 Voting Shares upon the vesting of certain RSUs held by him.

(15)	On March 3, 2007, Mr. Patterson received 551 Voting Shares upon the vesting of certain RSUs held by him.

(16)	Represents vested stock options exercisable to purchase 33,332 Voting Shares.

(17)	Includes vested stock options exercisable to purchase 8,333 Voting Shares.

(18)	Includes vested stock options exercisable to purchase 6,250 Voting Shares.

(19)	Includes vested stock options exercisable to purchase 27,292 Voting Shares.

(20)	Includes vested stock options exercisable to purchase 311,454 Voting Shares.

EXECUTIVE OFFICERS

Our executive officers are elected by and serve at the discretion of your Board. The following table identifies the executive officers of the Company, including their respective ages and positions as of the date hereof.

Name	Age	Position

Scott A. Carmilani	42	President, Chief Executive Officer & Director
G. William Davis, Jr.	62	Executive Vice President – Worldwide Treaty & Facultative Reinsurance
Joan H. Dillard	55	Senior Vice President and Chief Financial Officer
Wesley D. Dupont	38	Senior Vice President, General Counsel and Secretary
Marshall J. Grossack	47	Senior Vice President – Chief Corporate Actuary
Richard E. Jodoin	55	President, Allied World Assurance Company (U.S.) Inc. and Newmarket Underwriters Insurance Company
John T. Redmond	51	President – Allied World Assurance Company (Europe) Limited and Allied World Assurance Company (Reinsurance) Limited

Scott A. Carmilani was elected our President and Chief Executive Officer in January 2004 and became a director in September 2003. Mr. Carmilani was, prior to joining our Company as Executive Vice President in February 2002, the President of the Mergers & Acquisition Insurance Division of subsidiaries of AIG and responsible for the management, marketing and underwriting of transactional insurance products for clients engaged in mergers, acquisitions or divestitures. Mr. Carmilani was previously the Regional Vice-President overseeing the New York general insurance operations of AIG. Before that he was the Divisional President of the Middle Market Division of National Union Fire Insurance Company of Pittsburgh, Pa., which underwrites directors and officers liability, employment practice liability and fidelity insurance for middle-market-sized companies. Prior to joining our company, he held a succession of underwriting and management positions with subsidiaries of AIG since 1987.

G. William Davis, Jr.  has managed our reinsurance segment since January 2002. Mr. Davis became the Senior Vice President of our reinsurance segment in May 2002 and was named an Executive Vice President in May 2004. Before that he held positions as Senior Vice President and Executive Management Group member of St. Paul Re and as Senior Vice President and Director of Skandia America Reinsurance Co. From 1985 through 1990, Mr. Davis served as President and Chief Executive Officer of Facultative ReSources, a subsidiary of W.R. Berkley Corp. In 1977, he joined Cologne Re of America as Vice President and Treaty Underwriting Officer, and was elected President and Chief Executive Officer later that year. During 1976, he served as Assistant Vice President and Senior Underwriting Officer of Transatlantic Re. He began his insurance career at General Reinsurance Corp. in 1969, where he trained in casualty facultative reinsurance and multi-line treaty reinsurance. In 1975 he was promoted to Assistant Secretary and Assistant Branch Manager of the New York City office of General Reinsurance Corp.

Joan H. Dillard, CMA, is our Senior Vice President and Chief Financial Officer. In April 2003, Ms. Dillard began working for American International Company Limited, a subsidiary of AIG, and began providing accounting services to us pursuant to a former administrative services contract with American International Company Limited. Through that contract, Ms. Dillard served as our Vice President and Chief Accounting Officer until November 30, 2005. As of December 1, 2005, Ms. Dillard became an employee of our Company. From August 2001 until December 2002, Ms. Dillard served as the Chief Financial Officer of Worldinsure Ltd., an insurance technology provider. From May 2000 until April 2001, Ms. Dillard served as the Chief Operating Officer and Chief Financial

Officer of CIC corp Inc., a medical equipment service provider. From March 1998 until May 2000, Ms. Dillard served as the Chief Financial Officer of ESG Re Limited, based in Hamburg, Germany, and from 1993 until 1998, Ms. Dillard worked for TIG Holdings, Inc. and served as the Chief Financial Officer of TIG Retail Insurance and later as the Senior Vice President of Alternative Distribution. Prior to that, Ms. Dillard served in various senior financial positions at both USF&G Corporation and American General Corporation.

Wesley D. Dupont is our Senior Vice President, General Counsel and Secretary. In November 2003, Mr. Dupont began working for American International Company Limited, a subsidiary of AIG, and began providing legal services to us pursuant to a former administrative services contract with American International Company Limited. Through that contract, Mr. Dupont served as our Senior Vice President, General Counsel and Secretary from April 2004 until November 30, 2005. As of December 1, 2005, Mr. Dupont became an employee of our Company. Prior to joining American International Company Limited, Mr. Dupont worked as an attorney at Paul, Hastings, Janofsky & Walker LLP, a large international law firm, where he specialized in general corporate and securities law. From April 2000 to July 2002, Mr. Dupont was a Managing Director and the General Counsel for Fano Securities, LLC, a specialized securities brokerage firm. Prior to that, Mr. Dupont worked as an attorney at Kelley Drye & Warren LLP, another large international law firm, where he also specialized in general corporate and securities law.

Marshall J. Grossack has been our Senior Vice President – Chief Corporate Actuary since July 2004. From June 2002 until July 2004, Mr. Grossack was a Vice President and Actuary for American International Company Limited, a subsidiary of AIG, and provided services to us pursuant to a former administrative services contract with American International Company Limited. From June 1999 until June 2002, Mr. Grossack worked as the Southwest Region Regional Actuary for subsidiaries of AIG in Dallas, Texas.

Richard E. Jodoin has been the President of Allied World Assurance Company (U.S.) Inc. and Newmarket Underwriters Insurance Company since July 2002. Prior to joining Allied World Assurance Company (U.S.) Inc., Mr. Jodoin was employed by Lexington Insurance Company in various positions for 17 years, and served as Executive Vice President from 1994 until July 2002.

John T. Redmond joined us in July 2002 and is the President of Allied World Assurance Company (Europe) Limited and Allied World Assurance Company (Reinsurance) Limited. Prior to joining our Company, Mr. Redmond held various positions with Chubb, and served as a Senior Vice President of Chubb from 1993 until July 2002.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

General Overview

The Company is a Bermuda-based specialty insurance and reinsurance company that underwrites a diversified portfolio of property and casualty insurance and reinsurance lines of business. The insurance and reinsurance industry is very competitive, and the Company’s success depends in substantial part on its ability to attract and retain employees who can further its business objectives.

The Company became a public company in July 2006 after the successful completion of its IPO. Prior to the IPO, the Board and Compensation Committee were comprised of directors, many of whom were nominated by and affiliated with the Company’s founding shareholders, including AIG, Chubb and the Securitas Capital Fund. In anticipation of the IPO, the Company reconstituted the Board and appointed five new independent board members, three of whom comprise the current Compensation Committee in accordance with the rules of the New York Stock Exchange. The Board also adopted a Compensation Committee Charter discussed elsewhere in this Proxy Statement. Throughout this discussion, where applicable, the Company will refer to compensation-related policies and decisions made by its former Compensation Committee or Board and those policies and decisions made by its current Compensation Committee or Board.

This section provides information regarding the compensation program for the NEOs for 2006. Information on a senior officer who left the Company and who would otherwise have been included as one of our most highly-

compensated executive officers has also been included. This section describes the overall objectives of the Company’s compensation programs and each element of compensation.

The Company has achieved considerable growth since its inception in November 2001 and its compensation programs and plans have been designed to reward executives who contribute to the continuing success of the Company.

Compensation Objectives

The Compensation Committee’s objectives for the Company’s compensation programs include:

•	Driving and rewarding employee performance that supports the Company’s business objectives and financial success;

•	Attracting and retaining talented and highly-skilled employees;

•	Aligning senior officer compensation with the Company’s financial success by having a substantial portion of compensation in performance-based equity awards, particularly at the senior officer level where such person can more directly affect the Company’s financial success;

•	Encouraging employees at all levels to strive to advance the business objectives of the Company, grow within the organization and build a career at the Company;

•	Remaining competitive with other insurance and reinsurance companies, particularly other Bermuda insurance and reinsurance companies with whom the Company competes for talent; and

•	Balancing the objectives of pay-for-performance and retention. The insurance and reinsurance industry is cyclical and often volatile. Even in periods of downturns in the industry generally and in the Company’s performance specifically, the Company’s compensation programs should continue to ensure that successful, high-achieving employees will remain motivated and committed to the Company.

The Compensation Committee or the Board has in the past taken actions to further the Company’s compensation objectives regarding senior officer pay including:

•	Using the services of Watson Wyatt, an independent compensation consultant, to advise on executive compensation issues;

•	Realigning compensation structures, including adopting a performance-based equity plan in 2006, based on a more clearly defined pay strategy; and

•	Reviewing an industry specific Bermuda Peer Group (as discussed below) and reviewing other published survey and compensation market data for more precise compensation comparisons.

Compensation Benchmarking to Bermuda Peer Group

The Company’s Bermuda Peer Group is comprised of eight companies that were reviewed with Watson Wyatt and adopted by the Compensation Committee based on being within the range of annual revenue, market to book value, net income, total assets and return on equity similar to the Company at such time. The Bermuda Peer Group is comprised of Arch Capital Group Ltd., Aspen Insurance Holdings Limited, Axis Capital Holdings Limited, Endurance Specialty Holdings Ltd., Max Re Capital Ltd., Montpelier Re Holdings Ltd., Platinum Underwriters Holdings, Ltd. and RenaissanceRe Holdings Ltd. Watson Wyatt compared key aspects of these companies’ executive compensation programs and also compared the pay of individual executives where the jobs are sufficiently similar to make the comparison meaningful.

Compensation Oversight and Process

The Compensation Committee oversees our compensation programs and makes all final compensation decisions for the NEOs, including equity awards. Our CEO annually reviews the performance of each senior officer (other than his own performance, which is reviewed by the Compensation Committee). The current Compensation Committee takes the following approach to senior executive compensation:

•	The Compensation Committee meets with the CEO and reviews his compensation recommendations for senior officers, including the other NEOs;

•	The Board interacts with the NEOs and certain other senior officers throughout the year, helping the Board members understand each person’s role at the Company; and

•	The Company has engaged Watson Wyatt for the benefit of the Compensation Committee to conduct analyses on key aspects of NEO and other senior officer pay and performance, and to provide recommendations about plan design.

The CEO is responsible for recommending to the Compensation Committee all aspects of compensation for each NEO, excluding himself. He reviews the recommendations, survey data and other materials provided to him by Watson Wyatt as well as proxy statements and other publicly available information, and consults with our Senior Vice President of Human Resources in making these decisions. The conclusions and recommendations resulting from these reviews and consultations, including proposed salary adjustments and annual cash bonus and equity award amounts, are then presented to the Compensation Committee for its consideration and approval. The Compensation Committee has discretion to modify any recommendation it receives from management.

The Board has the opportunity to meet with certain senior officers of the Company, including the NEOs, at various times during the year. In 2006, the Company’s NEOs met with and made presentations to the Board regarding their respective business lines or responsibilities. The Company believes that the interaction among its NEOs and the Board is important in enabling the Board, including the members of the Compensation Committee, to form its own assessment of each NEO’s performance.

The Compensation Committee held meetings with Watson Wyatt to review in detail their recommendations, surveys, including Bermuda Peer Group compensation information, and other materials prior to making any compensation-related decisions regarding the NEOs and certain other senior officers. The Compensation Committee reviewed detailed tallysheets prepared by the Company that set forth all facets of compensation received by 12 of its highest paid senior executives, including the current value of equity-based awards and payments that would be required under various severance and change-in-control scenarios. The Compensation Committee made its compensation decisions based on both qualitative and quantitative factors.

The Compensation Committee has established a number of processes to assist it in ensuring that NEO and senior officer compensation is achieving its objectives. Among those are:

•	Assessment of Company performance;

•	Assessment of individual performance;

•	Benchmarking; and

•	Total compensation review, which includes base salary, annual cash bonuses, long-term incentive compensation, perquisites and contributions to retirement plans.

Components of Executive Compensation

For 2006, total compensation for the NEOs consisted of the following:

•	Base salary;

•	Annual Cash bonus;

•	Equity compensation, through grants of RSUs and performance-based awards under the Company’s Long-Term Incentive Plan (“LTIP”);

•	Perquisites, particularly reimbursement for housing expenses and a cost of living allowance for the Company’s senior officers residing in Bermuda; and

•	Retirement, health and welfare benefits.

Cash Compensation

Base Salary.  Base salary is the guaranteed element of the NEO’s annual cash compensation. Having competitive base salaries is an important part of attracting and retaining key employees. Base salaries are determined generally by evaluating a senior officer’s level of responsibility, skills, qualifications, experience and performance as well as the Company’s performance. In 2005, the Compensation Committee reviewed the compensation, including the base salary, of the NEOs. The former Compensation Committee reviewed compensation data of senior officers of the Company’s Bermuda Peer Group as well as published survey data of other North American insurance and reinsurance companies. The analysis also looked at the prospectus filings for five Bermuda insurance companies’ initial public offerings to study compensation levels for these companies during their pre-IPO periods. In addition, Watson Wyatt Data Services surveys of the sector were considered.

The data indicated that senior officers’ base salaries were significantly below market median. The former Compensation Committee decided to improve the competitiveness of base salaries of certain of the Company’s senior officers, but still keep them below the median of the Bermuda Peer Group. The former Compensation Committee believed that keeping senior officers’ base salaries, including base salaries of the NEOs, below the median was important primarily because the Company was privately held at this time and the Bermuda Peer Group was comprised of public companies. The former Compensation Committee believed that the Company’s base salary levels should be below the Bermuda Peer Group while the Company remained private.

The base salaries established by the former Compensation Committee remained in effect through the end of 2006 and are reflected in the Summary Compensation Table below for our NEOs. The NEOs’ base salaries were recently increased. See “— Forward-Looking Compensation Decisions” for more information.

Annual Cash Bonus.  The Company pays annual cash bonuses in order to align employees’ goals with the Company’s performance and earnings growth objectives for the year. The Company’s annual cash bonus program is an important element in retaining talented employees and rewarding performance. Cash bonuses paid to our NEOs for 2006 appear in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column.

As described above in “— Cash Compensation — Base Salary,” in 2005 the former Compensation Committee conducted an extensive review of the compensation of the Company’s senior officers. As with base salaries, the former Compensation Committee determined that annual cash bonuses paid to the Company’s senior officers also lagged behind the market median, resulting in total cash compensation (base salary plus annual cash bonus) being significantly below the market median.

After extensive internal reviews and discussions, as well as consultations with Watson Wyatt, the former Compensation Committee decided to establish a more structured, yet still flexible, cash bonus program in lieu of the discretionary cash bonus program then in place. For 2006, the cash bonus program, in combination with increased base salary levels for certain NEOs, improved the competitiveness of total cash compensation, although total cash compensation, even after these increases, was still below the median of the Bermuda Peer Group.

In May 2006, the current Board approved and implemented this new cash bonus program, which has two facets: (1) an overall cash bonus pool that is funded and out of which individual annual cash bonuses are paid; and (2) a process by which individual annual cash bonuses are determined. Our NEOs were eligible to receive an annual cash bonus based on a percentage of their annual base salary as follows:

Bonus Target
Name	Percentage

Scott A. Carmilani	100%
Joan H. Dillard	75%
G. William Davis, Jr.	75%
Wesley D. Dupont	40%
Richard E. Jodoin	60%

The methodology used to determine the annual cash bonus pool from which individual bonuses are paid contains both a formulaic element and a discretionary element. The formulaic element makes up 50% of the cash bonus pool funding and the discretionary element makes up the other 50% of the cash bonus pool funding. The objective is to provide structure and predictability for the Company’s senior officers while also permitting the Compensation Committee to take actions when necessary in light of the cyclicality and volatility of the insurance and reinsurance industry.

The Formulaic Element.  In 2006, the annual cash bonus pool used earnings before interest and taxes (“EBIT”) as the financial metric to establish funding targets in one of three categories: (1) Minimum Target, (2) Target and (3) Maximum Target. The Minimum Target category was the lowest EBIT number that could be reached and still obtain funding of the formulaic element. The annual cash bonus pool is only 50% funded if the Minimum Target is reached. The Target category is where EBIT meets the goal set by the Compensation Committee, and if the Company reaches this category, the annual cash bonus pool is 100% funded. The Maximum Target occurs when the Company equals or exceeds 120% of its EBIT goal and the cash bonus pool is 150% funded.

For 2006, the following EBIT amounts and annual cash bonus pool funding were approved:

Performance	Minimum		Maximum
Versus Goal	Target	Target	Target

EBIT	$282 million	$353 million	$424 million
EBIT as a Percentage Goal	80%	100%	120%
Bonus Pool Funding	50%	100%	150%

Why use EBIT as the financial metric?  The EBIT financial metric was originally selected for the 2006 fiscal year by the former Compensation Committee as they believed it best reflected annual results.

How is EBIT calculated?  EBIT is calculated by taking the Company’s net income and adding back interest expense and tax expense. In 2006, EBIT was derived as follows (based on approximate totals): $442.8 million of net income, plus $32.6 million of interest expense, plus $5.0 million of income tax expense equals $480.4 million of EBIT. Based on the $424 million Maximum Target reflected in the table above, the Company exceeded the target by approximately $56.4 million, or 13.3%.

The Discretionary Element.  As stated above, the discretionary portion of the award is intended to give the Compensation Committee flexibility in light of the cyclicality and volatility of the insurance and reinsurance industry. The Compensation Committee first funds the annual cash bonus pool based on EBIT and then funds 50% of the annual cash bonus pool based on various discretionary considerations. The Compensation Committee then determines each senior officer’s annual cash bonus, which is paid out of the total pool.

Depending on the overall cash bonus pool funding level, awards to individual officers are made based on the CEO’s and Compensation Committee’s assessment of individual performance.

The Compensation Committee sought to reward the NEOs for their performance and achievements in 2006, including:

•	successfully completing the IPO and obtaining a New York Stock Exchange listing;

•	successfully raising approximately $500.0 million in July 2006 through the issuance of our 7.50% senior notes due 2016;

•	growing our U.S. operations, with offices in Boston, Chicago, New York and San Francisco; and

•	transitioning away from services provided by our founding shareholders and providing our own technological infrastructure and administrative services.

Based on the foregoing factors, the annual cash bonus pool was funded at 145% of Target. The table below sets forth the annual cash bonus earned for 2006 by each of the NEOs as a percentage of his or her salary and of target bonus:

	Bonus as a Percentage	Bonus as a Percentage
Name	of Salary	of Target

Scott A. Carmilani	163.6%	163.6%
Joan H. Dillard	110.0%	146.7%
G. William Davis, Jr.	123.1%	164.1%
Wesley D. Dupont	58.5%	146.2%
Richard E. Jodoin	75.0%	125.0%

Equity Compensation

The Company’s long-term incentive compensation is structured under its three equity compensation plans:

•	the Allied World Assurance Company Holdings, Ltd Amended and Restated 2001 Employee Stock Option Plan (the “Stock Option Plan”);

•	the Stock Incentive Plan; and

•	the LTIP.

2,000,000 Common Shares may be issued under each of the Stock Option Plan, Stock Incentive Plan and the LTIP, for an aggregate of 6,000,000 Common Shares. As of December 31, 2006, 1,247,150 stock options have been granted to all employees, and upon vesting, will be exercisable into the same number of Common Shares; 713,871 RSUs were granted to all employees, and upon vesting, will convert to the same number of Common Shares; and 228,334 performance-based shares were issued under the LTIP.

The former Compensation Committee believed that a substantial portion of each NEO’s compensation should be in the form of equity awards and that such awards serve to align the interests of the NEOs and the Company’s shareholders. The current Compensation Committee retains this belief. Historically, equity awards to the NEOs were made pursuant to the Stock Option Plan and Stock Incentive Plan.

Stock Options.  Stock options align employee incentives with shareholders because stock options have value only if the Common Share price increases over time. The Company’s ten-year stock options help focus employees on long-term performance. In addition, stock options are intended to help retain key employees because they typically cannot be exercised in full until after four years and, if not exercised, unvested stock options are forfeited if the employee leaves the Company before retirement. The vesting period also helps keep employees focused on the Company’s financial success. The Stock Option Plan does not permit stock option repricing; likewise, if the Common Share price declines after the grant date, the Stock Option Plan does not allow for the replacement of stock options. No stock options were granted to NEOs in 2006 as the Compensation Committee chose to make performance-based awards under the LTIP in lieu of stock option grants and RSU awards.

RSU Awards.  While the bulk of the Company’s RSU awards to NEOs have historically been made pursuant to our annual grant program, the Compensation Committee retains the discretion to make additional awards at other times. In July 2006, the current Board awarded special retention RSUs to key employees of the Company, including the NEOs, prior to the IPO. The Compensation Committee wanted to ensure the long-term retention of our senior officers, including the NEOs. The objective of these RSU awards primarily was to motivate and retain senior officers, including the NEOs, by increasing their unvested equity stakes, and to ensure continuity of management as the Company approached its IPO. The RSUs were awarded under the Stock Incentive Plan with vesting terms as follows: 50% vest after the fourth anniversary of the date of grant and the remaining 50% vest after the fifth anniversary.

Prior to such retention RSU awards, the Board requested that Watson Wyatt conduct a thorough analysis of relevant factors, including the values of the vested and unvested equity stakes, the burn rate and the potential gain that could result following the IPO.

The Company also grants RSUs as part of its equity compensation package to its employees, including the NEOs. Generally these RSUs vest pro rata over four years. In 2006, no RSUs were granted to the NEOs other than the special retention awards.

The LTIP.  During its compensation review of 2005, the former Compensation Committee reaffirmed the importance of a long-term equity based component. However, rather than use only stock options grants and RSU awards as in prior years, the former Compensation Committee decided that annual grants should be in the form of a performance-based equity award in order to better link the Company’s performance to the NEO’s compensation and better align the interests of the NEOs with the interest of the shareholders. The current Compensation Committee continues to believe that such a performance-based equity award to its senior officers will promote the Company’s growth and profitability.

The LTIP was formally adopted by the current Board in May 2006, at which time 228,334 of these performance-based equity awards were issued. Each award represents the right to receive a number of the Company’s Common Shares in the future, based upon the achievement of established performance criteria during an applicable three-year performance period. These awards will vest after the fiscal year ending December 31, 2008 in accordance with the terms and performance conditions of the LTIP as described in more detail below.

Financial Metric.  The former Compensation Committee selected “adjusted book value” as the financial metric for the 2006 grant of performance-based equity awards because the Compensation Committee believed this metric correlated best with long-term shareholder value and the long-term health of the Company. This financial metric was approved and adopted by the current Board in May 2006.

For 2006, vesting of the performance shares is based on an average annual growth in the adjusted book value of the Company’s Common Shares as follows:

Performance
Versus Goal	Below Threshold	Threshold	Target	Maximum

2006-2008 Average Per Annum Adjusted Book Value Growth	Below 9%	9%	12%	15%
Number of Shares Earned	0	50%	100%	150%
		of Targeted Shares	of Targeted Shares	of Targeted Shares

No performance-based equity awards vest if the Company’s average annual growth in adjusted book value for the three-year period ending December 31, 2008 falls below 9%. No LTIPs vested in 2006 because the performance metric is not measured until after the completion of the third year in 2008.

In 2006, each of the Company’s NEOs received an award of performance shares as follows:

Name	Target Shares

Scott A. Carmilani	60,000
Joan H. Dillard	13,333
G. William Davis, Jr.	20,000
Wesley D. Dupont	10,000
Richard E. Jodoin	13,333

How is Adjusted Book Value calculated?  For purposes of vesting performance shares under the LTIP, adjusted book value is defined as “total shareholder’s equity” adjusted for (1) any special, one-time dividends declared; (2) accumulated other comprehensive income (consisting primarily of unrealized gains and losses on the investment portfolio); and (3) any capital events (such as capital contributions or share repurchases).

Is there a Discretionary Element?  In addition to the above three factors, the Compensation Committee may consider in its discretion any other extraordinary events that may affect year-end results.

The number of performance-based awards available for grant each year is determined by the Compensation Committee. In making its determination, the Compensation Committee may consider the number of available shares remaining under the LTIP, the number of employees who will be participating in the LTIP, market data from competitors with respect to the percentage of outstanding shares made available for annual grants to employees and the need to retain and motivate key employees.

Benefits and Perquisites

The location of our global headquarters in Bermuda affects our ability to attract and retain talented employees as well as the ways in which we compensate these employees. As many of our NEOs are non-Bermudians who have relocated to Bermuda, we believe it is important to remain competitive with other Bermuda insurance and reinsurance companies regarding compensation in order to attract and retain talented employees to grow our business. Many of the benefits and perquisites discussed below are offered only to those NEOs who have relocated to Bermuda.

Perquisites.  Our NEOs receive various perquisites paid by the Company. These perquisites include a housing allowance, cost of living allowance (“COLA”), club membership and return flights to their home country for executives and their family members who are in Bermuda. Many of these perquisites are typical of perquisites provided to the Company’s other expatriate employees located in Bermuda. Similar perquisites are provided by the Company’s competitors for employees in a similar position and have been necessary for recruitment and retention purposes. The Company’s perquisites include:

Housing Allowance.  Non-Bermudians are by law significantly restricted from owning property in Bermuda. This has resulted in a housing market that is largely based on renting to expatriates who work on the island. Housing allowances are a near universal practice for expatriates. The Company bases its housing allowances on available rental market information and the Company’s knowledge of the housing rental market in general. Each housing allowance is based on the level of the employment position compared with such market data.

COLA.  In addition to the base salary, NEOs and other senior executives who are expatriates and who work on the island also receive a monthly COLA based upon the amount of base salary that would have been spent on a “basket” of goods and services had such individual not relocated to Bermuda versus the cost of the same “basket” of goods and services in Bermuda. Factors in determining COLA also include level of base salary and the size of the senior officer’s family living in Bermuda.

Club Membership.  The provision of a club membership or financial assistance with joining a club in Bermuda is common practice in the marketplace and enables expatriate employees to settle into the community. It also has the benefit of enabling the NEOs to establish social networks with clients and others.

Home Leave.  Reimbursement for airfare to a home country is common practice for expatriates who are working in Bermuda. The Company believes that this helps the expatriate and his or her family to better keep in touch with relatives and other social networks. Such a benefit is provided by the Bermuda Peer Group companies and is necessary for both recruitment and retention purposes.

Tax Planning.  Because many of the Company’s senior officers are non-Bermudians and are subject to complicated tax issues from working abroad, the Company provides reimbursement or payment of the cost of financial and tax planning to certain of the senior officers, including its NEOs. The Company believes this perquisite is necessary for retention purposes and is important for the financial welfare of the Company’s expatriated employees.

Tax “Gross-Ups”.  In 2006, the U.S. Tax Increase and Prevention and Reconciliation Act 2005 (the “Tax Act”) was passed, which significantly increased the amount of U.S. federal tax our employees that are U.S. citizens have to pay. As a result of the Tax Act, the Company agreed to “gross-up” U.S. taxpayers who are employees working in Bermuda in connection with these additional tax obligations. The Company believes this perquisite is important in retaining employees affected by the Tax Act.

Aircraft Usage.  One of the Company’s subsidiaries leases the fractional use of one aircraft and fractionally owns another. The Company determined that these aircraft were necessary primarily to facilitate directors attending Board meetings in Bermuda. During 2006, certain of the NEOs used these aircraft from time to time for business purposes. If the aircraft are used for personal reasons, the incremental cost for such use, not including fixed costs, shall be included in total perquisites for the NEO. During 2006, Mr. Carmilani used one of the aircraft for personal reasons. See “Summary Compensation Table” below for more information.

Some of the NEOs elected to forego one or more of the benefits and perquisites. Mr. Jodoin was not eligible to receive the benefits and perquisites described above as he is a U.S. citizen based out of the Company’s Boston office.

Retirement, Health and Welfare Benefits

The Company offers a variety of health and welfare programs to all eligible employees. The NEOs generally are eligible for the same benefit programs on the same basis as the rest of the Company’s employees. The health and welfare programs are intended to protect employees against catastrophic loss and include medical, pharmacy, dental, vision, life insurance, accidental death and disability, and short- and long-term disability. The Company provides full-time employees with these benefits at no cost to the employee. We offer a qualified 401(k) savings and retirement plan for our U.S. employees (wherever they may be located) and similar plans for non-U.S. employees. In lieu of participating in our 401(k), Mr. Davis participates in the Bermuda Pension Plan. All Company employees, including the NEOs, are generally eligible for these plans. The Company contributes to such employees’ accounts as well. The Company believes that contributing to an employee’s retirement account attracts employees who want to stay with the Company for the long term and help it grow.

We have established the Allied World Assurance Company (U.S.) Inc. Supplemental Executive Retirement Plan (the “SERP”), effective as of January 1, 2005, for certain of our U.S. employees (generally assistant vice presidents and up) wherever they may be located. Each of our NEOs participates in the SERP. Under the SERP, the Company or its subsidiaries will make a contribution equal to 10% of a participant’s annual salary and participants may voluntarily contribute up to 25% of their annual salary (for these purposes annual salary is currently capped at $200,000). Participant contributions to the SERP vest immediately. There is a five-year cumulative vesting period for all Company contributions so that upon completion of five years of service, a participant will be 100% vested in all prior and future contributions made on his or her behalf by the Company or its subsidiaries. The Company contributions shall also fully vest upon a participant’s retiring after attaining the age of 65. Executives may defer receipt of part or all of their cash compensation under the SERP. The program allows U.S. officers to save for retirement in a tax-effective way at minimal cost to the Company. The Company believes that contributing to a participant’s retirement and having a five-year cumulative vesting for the Company’s contributions on behalf of a participant attracts employees who want to remain with the Company for the long term and help it achieve its business objectives.

Ownership Guidelines and Hedging Policies

The Company does not have any share ownership requirements for its directors or employees. Under the Company’s Policy Regarding Insider Trading for all Directors, Officers and Employees and its Code of Conduct and Business Ethics, employees are prohibited from engaging in speculative or “in and out” trading in securities of the Company. In addition, the Company also prohibits hedging and derivative transactions in its securities (other than transactions in the Company’s employee stock options). These transactions are characterized by short sales, buying or selling publicly traded options, swaps, collars or similar derivative transactions.

Employment Agreements/Severance Arrangements

The Company has entered into employment agreements with each of Messrs. Carmilani, Davis and Dupont and Ms. Dillard — the four NEOs who reside in Bermuda. Apart from name, title, base salary and housing allowance, the employment agreements of these NEOs are identical to each other as well as to other senior officers. The Company believes that entering into these employment agreements supports its compensation objectives of attracting and retaining talented and highly-skilled employees, rewarding performance and remaining competitive with other insurance and reinsurance companies in Bermuda.

Generally, these employment agreements provide each NEO with two years’ base salary and annual bonus, among other things, should he or she be terminated by the Company without cause or should he or she terminate the employment agreement with good reason. The two-year period increases to three should such termination occur within 12 months of a change in control. In addition, all equity-based awards shall fully vest immediately prior to such change in control, regardless of whether or not the NEO is terminated. Please see “— Narrative Disclosure Regarding Equity Plans and Employment Agreements — Employment Agreements” for more information.

On December 31, 2006, Jordan Gantz, our former Executive Vice President and Chief Underwriting Officer, voluntarily terminated his employment with the Company and its subsidiaries and resigned from all positions he held as an employee, officer or director of the Company or its subsidiaries. In connection therewith, the Company and Mr. Gantz entered into a Separation and Release Agreement. The Compensation Committee determined that the severance package to Mr. Gantz was reasonable based on his position level, service to the Company, release of possible claims against the Company and his continuing cooperation obligations. For more information, see the “Summary Compensation Table” below.

Forward-Looking Compensation Decisions

The Compensation Committee will continue its recent policy of approving annual equity awards at a regularly scheduled meeting. Employees, other than senior officers, historically received their annual cash bonus, equity grants and base salary adjustments (as applicable) in December of each year. The Compensation Committee has adopted a new policy requiring that the annual cash bonus, equity awards and base salary adjustments be determined after year-end financials have been prepared and completed. The Compensation Committee believes that compensation decisions regarding employees should be made after year-end results have been determined to better align employee compensation with Company performance and shareholder value.

The Compensation Committee also established an objective of benchmarking NEO compensation to the Bermuda Peer Group. In 2006, specific percentile levels for total cash compensation and total compensation were not established. The Compensation Committee intends to position total cash compensation around the median and total compensation around the 75th percentile. The Compensation Committee believes this will motivate and retain senior officers and reward the NEOs for their performance. The basic structure of equity compensation for senior officers and NEOs is not expected to materially change.

The 2007 base salaries for our NEOs are listed below. The Compensation Committee did take certain actions to adjust Mr. Carmilani’s base salary level to bring it nearer to the median.

Name	2007 Base Salary(1)

Scott A. Carmilani	$900,000
Joan H. Dillard	$320,000
G. William Davis, Jr.	$345,000
Wesley D. Dupont	$276,500
Richard E. Jodoin	$302,500

(1)	Effective retroactive to January 1, 2007.

SUMMARY COMPENSATION TABLE

						Change in
						Pension Value
					Non-Equity	and Non-Qualified
			Stock	Option	Incentive Plan	Deferred	All Other
			Awards	Awards	Compensation	Compensation	Compensation
Name and Principal Position	Year	Salary ($)	($)(2)	($)(3)	($)(4)	Earnings ($)	($)(5)	Total ($)

Scott A. Carmilani(1)	2006	$550,000	$1,457,120	$209,105	$900,000	—	$418,633	$3,534,858
President, Chief Executive Officer
and Director
Joan H. Dillard	2006	$300,000	$325,117	$100,589	$330,000	—	$238,333	$1,294,039
Senior Vice President and
Chief Financial Officer
G. William Davis, Jr.	2006	$325,000	$462,623	$115,286	$400,000	—	$286,403	$1,589,312
Executive Vice President — Worldwide
Treaty & Facultative Reinsurance
Wesley D. Dupont	2006	$265,000	$303,518	$75,442	$155,000	—	$279,702	$1,078,662
Senior Vice President, General
Counsel and Secretary
Richard E. Jodoin	2006	$300,000	$322,481	$58,385	$225,000	—	$37,075	$942,941
President, Allied World Assurance
Company (U.S.) Inc. and Newmarket
Underwriters Insurance Company
Jordan M. Gantz(6)	2006	$425,000	$139,162	$105,607	—	—	$782,809	$1,452,578

(1)	Mr. Carmilani receives no additional compensation for serving as one of our directors.

(2)	The amounts shown in the “Stock Awards” column equal the dollar amount recognized by us during 2006 as compensation expense for financial statement reporting purposes as a result of RSU awards made in 2006 and in prior years and performance-based awards made under our LTIP in 2006 in accordance with FAS 123(R). Pursuant to the SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For RSUs and LTIP awards issued in 2006, the fair value has been calculated using the closing price of the Company’s Common Shares on the date of grant. For RSUs issued prior to 2006, the incremental fair value as a result of the IPO and modification of the plans has been calculated using the difference between the IPO price of $34.00 per share and the book value immediately prior to the IPO. For additional information on the calculation of the compensation expense, please refer to note 9(b) and (c) of the Company’s consolidated financial statements contained in the Form 10-K for the year ended December 31, 2006, as filed with the SEC. These amounts reflect the Company’s accounting expense for these awards and do not correspond to the actual value that will be recognized by the NEOs. For more information on RSU and performance-based awards under our LTIP made to the NEOs during 2006, please see the “Grants of Plan-Based Awards” table below.

(3)	The amounts shown in the “Option Awards” column equal the dollar amount recognized by us during 2006 as compensation expense for financial reporting purposes as a result of options granted in 2006 and in prior years in accordance with FAS 123(R). Pursuant to the SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For stock option awards issued in 2006 and in prior years, the fair value has been calculated by using the Black-Scholes option-pricing model. For additional information on the calculation of the compensation expense including the valuation assumptions used within the option-pricing model, please refer to note 9(a) of the Company’s consolidated financial statements contained in the Form 10-K for the year ended December 31, 2006, as filed with the SEC. These amounts reflect the Company’s accounting expense for these awards and do not correspond to the actual value that will be recognized by the NEOs. For more information on option grants made to the NEOs during 2006, please see the “Grants of Plan-Based Awards” table below.

(4)	The amounts shown in the “Non-Equity Incentive Plan Compensation” column represent cash bonuses earned under our 2006 cash bonus plan and were paid in February 2007. For a description of our annual cash bonus plan, see “— Compensation Discussion and Analysis — Cash Compensation — Annual Cash Bonus.”

(5)	The amounts shown in the “All Other Compensation” column are attributable to perquisites and other personal benefits or compensation not reported elsewhere in the Summary Compensation Table. The table below shows certain components of the “All Other Compensation” column.

	401(k)/
	Bermuda
	Pension Plan		SERP		Tax	Voluntary		Aggregate ‘‘All
	Company		Company		“Gross-	Termination		Other
Name	Contributions		Contributions(b)	Perquisites(c)	Ups”(d)	Payments		Compensation”

Scott A. Carmilani	$11,000		$20,000	$289,222	$98,411	—		$418,633
Joan H. Dillard	$11,000		$20,000	$166,119	$41,214	—		$238,333
G. William Davis, Jr.	$16,250	(a)	$20,000	$192,010	$58,143	—		$286,403
Wesley D. Dupont	$11,000		$20,000	$192,264	$56,438	—		$279,702
Richard E. Jodoin	$11,000		$20,000	$6,075	—	—		$37,075
Jordan M. Gantz	$11,000		$20,000	$222,176	$72,424	$457,209	(e)	$782,809

(a)	Mr. Davis participates in our Bermuda pension plan.

(b)	We made contributions to the SERP on behalf of Messrs. Carmilani, Davis, Dupont, Jodoin and Gantz and Ms. Dillard.

(c)	Perquisites in 2006 for the NEOs include reimbursements for amounts for certain home leave travel expenses, housing allowances, utilities, club dues, life insurance premiums, tax preparation, parking, storage expenses, company-leased or fractionally-owned airplane usage and cost of living allowances. Not all of these perquisites are applicable to all of our NEOs. For 2006, Mr. Carmilani received a housing allowance of $192,000 and a cost of living allowance of $62,088; Ms. Dillard received a housing allowance of $88,200 and a cost of living allowance of $61,380; Mr. Davis received a housing allowance of $120,000 and a cost of living allowance of $61,380; and Mr. Dupont received a housing allowance of $112,700 and a cost of living allowance of $60,313. For 2006, Mr. Gantz received a housing allowance of $144,000 and a cost of living allowance of $61,380. We lease the fractional use of one aircraft and fractionally own another. The incremental cost of the personal use of these aircraft is based on the variable operating costs to us, including fuel costs, mileage, trip-related maintenance, federal excise tax, landing/ramp fees and other miscellaneous variable costs. Fixed costs that do not change based on usage, such as the lease and ownership costs and the cost of maintenance not related to trips, are excluded. During 2006, Mr. Carmilani used one aircraft on one occasion for personal use. The incremental cost of such use is included in the aggregate amount of perquisites he received in 2006. For more information on personal benefits and perquisites, please see “— Compensation Discussion and Analysis — Benefits and Perquisites.”

(d)	We agreed to “gross-up” our employees residing in Bermuda who are U.S. taxpayers for additional tax obligations incurred in 2006 as a result of the Tax Act. The amounts provided in the table above for Tax Gross-Ups are estimates based on advice from an independent tax advisor and our current understanding of the Tax Act. The application of the Tax Act to the applicable NEOs has not been finalized and the “gross-up” amounts provided above are subject to revision. For more information on personal benefits and perquisites, please see “— Compensation Discussion and Analysis — Benefits and Perquisites.”

(e)	Pursuant to his separation and release agreement, “voluntary termination payments” to Mr. Gantz included a discounted lump sum payment of nine month’s base salary of $315,247, repatriation and shipping expenses between Bermuda and the United States of $100,000, a cash payment of $32,962 for unused vacation days and up to $9,000 for medical and dental benefits equivalent to those provided by the Company.

(6)	Mr. Gantz, the Company’s former Executive Vice President and Chief Underwriting Officer, voluntarily terminated his employment with the Company and its subsidiaries as of December 31, 2006.

GRANTS OF PLAN-BASED AWARDS

									All		All
									Other		Other		Grant
									Stock		Option	Exercise	Date Fair
									Awards:		Awards:	or Base	Value of
									Number of		Number of	Price of	Stock
			Estimated Future Payouts Under Non-			Estimated Future Payouts Under			Shares of		Securities	Option	and
	Grant		Equity Incentive Plan Awards(2)			Equity Incentive Plan Awards(3)			Stock or		Underlying	Awards	Option
Name	Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units (#)		Options (#)(6)	($/Sh)	Awards

Scott A. Carmilani	5/22/2006		$275,000	$550,000	—	—	—	—	—		—	—	—
	5/22/2006		—	—	—	30,000	60,000	90,000	—		—	—	$3,060,000
	7/11/2006	(1)	—	—	—	—	—	—	25,000	(4)	—	—	70,000
	7/11/2006		—	—	—	—	—	—	50,000	(5)	—	—	1,700,000
	7/11/2006	(1)	—	—	—	—	—	—	—		66,667	$24.27	46,447
	7/11/2006	(1)	—	—	—	—	—	—	—		13,333	$23.61	41,673
	7/11/2006	(1)	—	—	—	—	—	—	—		13,333	$29.52	84,074
	7/11/2006	(1)	—	—	—	—	—	—	—		20,000	$32.70	172,912
Joan H. Dillard	5/22/2006		$112,500	$225,000	—	—	—	—	—		—	—	—
	5/22/2006		—	—	—	6,666	13,333	19,999	—		—	—	$679,983
	7/11/2006	(1)	—	—	—	—	—	—	3,333	(4)	—	—	9,332
	7/11/2006		—	—	—	—	—	—	20,000	(5)	—	—	680,000
	7/11/2006	(1)	—	—	—	—	—	—	—		33,333	$28.32	402,354
G. William Davis, Jr.	5/22/2006		$121,875	$243,750	—	—	—	—	—		—	—	—
	5/22/2006		—	—	—	10,000	20,000	30,000	—		—	—	$1,020,000
	7/11/2006	(1)	—	—	—	—	—	—	11,666	(4)	—	—	32,665
	7/11/2006	(1)	—	—	—	—	—	—	—		8,333	$24.27	5,806
	7/11/2006	(1)	—	—	—	—	—	—	—		13,333	$23.61	41,673
	7/11/2006	(1)	—	—	—	—	—	—	—		6,667	$29.52	42,040
	7/11/2006	(1)	—	—	—	—	—	—	—		5,000	$31.47	36,734
	7/11/2006	(1)	—	—	—	—	—	—	—		8,333	$32.70	72,044
Wesley D. Dupont	5/22/2006		$53,000	$106,000	—	—	—	—	—		—	—	—
	5/22/2006		—	—	—	5,000	10,000	15,000	—		—	—	$510,000
	7/11/2006	(1)	—	—	—	—	—	—	3,333	(4)	—	—	9,332
	7/11/2006		—	—	—	—	—	—	30,000	(5)	—	—	1,020,000
	7/11/2006	(1)	—	—	—	—	—	—	—		25,000	$28.32	301,769
Richard E. Jodoin	5/22/2006		$90,000	$180,000	—	—	—	—	—		—	—	—
	5/22/2006		—	—	—	6,666	13,333	19,999	—		—	—	$679,983
	7/11/2006	(1)	—	—	—	—	—	—	3,334	(4)	—	—	9,335
	7/11/2006		—	—	—	—	—	—	17,500	(5)	—	—	595,000
	7/11/2006	(1)	—	—	—	—	—	—	—		50,000	$24.27	34,835
	7/11/2006	(1)	—	—	—	—	—	—	—		1,667	$23.61	5,210
	7/11/2006	(1)	—	—	—	—	—	—	—		2,500	$29.52	15,764
	7/11/2006	(1)	—	—	—	—	—	—	—		2,500	$32.70	21,614
Jordan M. Gantz(7)	7/11/2006	(1)	—	—	—	—	—	—	13,333	(4)	—	—	$37,332
	7/11/2006	(1)	—	—	—	—	—	—	—		50,000	$24.27	34,835
	7/11/2006	(1)	—	—	—	—	—	—	—		5,000	$23.61	15,628
	7/11/2006	(1)	—	—	—	—	—	—	—		6,667	$29.52	42,040
	7/11/2006	(1)	—	—	—	—	—	—	—		8,333	$32.70	72,044

(1)	Represents the date on which the Stock Incentive Plan and Stock Option Plan was modified in accordance with FAS 123(R) due to our IPO.

(2)	The Company’s 2006 cash bonus plan provided for funding of the pool based on target EBIT goals. The NEOs are eligible for annual cash bonuses as a percentage of their base salaries. For more information on the target EBIT goals and percentages, see “— Compensation Discussion and Analysis — Cash Compensation — Annual Cash Bonus.”

The amounts provided in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” columns above assume that the same percentage of funding of the annual cash bonus pool will be applied to each NEO.

Threshold. The amounts provided in the applicable “threshold” column above assume that the annual cash bonus pool will be 50% funded and that each NEO will receive 50% of the cash bonus that he or she is eligible to receive. Accordingly, we have reduced by 50% the amount each NEO would be eligible to receive based on his or her target bonus as a percentage of base salary, as reflected below in the “adjusted bonus” column below.

	Bonus Target as a	Adjusted Bonus Target as
	Percentage of	a Percentage of
Name	Base Salary	Base Salary

Scott A. Carmilani	100%	50.0%
Joan H. Dillard	75%	37.5%
G. William Davis	75%	37.5%
Wesley D. Dupont	40%	20.0%
Richard E. Jodoin	60%	30.0%

The amounts provided in the applicable “threshold” column above indicates the dollar amount calculated by multiplying the “adjusted bonus target as a percentage of base salary” (as set forth in the table in this footnote) by the NEO’s base salary.

Target. The amounts provided in the applicable “target” column above assume that the annual cash bonus pool will be 100% funded and that each NEO will receive the full amount of the cash bonus that he or she is eligible to receive. The dollar amount for each NEO is calculated by multiplying the “bonus target as a percentage of base salary” (as set forth in the table in this footnote) by the NEO’s base salary.

Maximum. Individual bonuses under the 2006 cash bonus plan are not capped or subject to any maximums. Accordingly, no information appears in the applicable column above.

(3)	The vesting of performance-based awards under the LTIP are currently based on “average per annum adjusted book value” growth, which is described in greater detail in “— Compensation Discussion and Analysis — Equity Compensation — LTIP.” The vested share amounts disclosed in the applicable “threshold,” “target” and “maximum” columns of the “Estimated Future Payouts Under Equity Incentive Plan Awards” heading assume a 9%, 12% and 15% per annum growth in adjusted book value. Each of the performance-based awards made under the LTIP had a grant date fair value equal to the IPO price of $34.00 per share. In calculating the grant date value, it was assumed that the maximum performance target regarding such awards will be attained, and accordingly, the grant date value has been increased to 150% of the value based on the target performance-based awards issued.

(4)	In conjunction with the IPO, the previously implemented Stock Incentive Plan was amended and modified. In accordance with FAS 123(R), the outstanding RSUs issued under the Stock Incentive Plan were revalued as of the modification date at the IPO price of $34.00 per share. The number of RSUs reflected for each NEO is the aggregate number of RSUs issued to the NEO prior to 2006. The grant date fair value included in the table reflects the difference between the value of the RSUs prior to the IPO and the IPO price of $34.00 per share multiplied by the aggregate number of RSU issued to the NEO.

(5)	On July 11, 2006, special retention RSUs were granted to our employees. For more information on the special retention RSU awards, please see “— Compensation Discussion and Analysis — Equity Compensation — RSU Awards.” The grant date value per RSU was equal to the IPO price of $34.00 per share.

(6)	In conjunction with the IPO, the previously implemented warrant plan was amended and modified and converted to the Stock Option Plan. Any warrants issued under the warrant plan were revalued and converted to stock options. The stock options were then revalued using the Black-Scholes option-pricing model. The grant date value included in the table reflects the difference between the value of the stock options taken prior to the IPO, and the revised value based on the Black-Scholes option-pricing model.

(7)	Mr. Gantz received no cash bonus or equity award from the Company during 2006.

Narrative Disclosure Regarding Equity Plans and Employment Agreements

Stock Option Plan

General.  We implemented the Stock Option Plan, under which up to 2,000,000 Common Shares may be issued, subject to adjustment as described below. Of that amount, 800,822 shares remain available for issuance as of December 31, 2006. These stock options are exercisable in certain limited conditions, expire after ten years and generally vest pro rata over four years from the date of grant. Awards may be made to any of our directors, officers, employees (including prospective employees), consultants and other individuals who perform services for us, as determined by the Compensation Committee in its discretion. The Compensation Committee may grant non-qualified stock options to purchase Common Shares (at the price set forth in the award agreement, but in no event less than 100% of the fair market value of the Common Shares on the date of grant) subject to the terms and conditions as it may determine. While the Board retains the right to terminate the Stock Option Plan at any time, in any case the Stock Option Plan will terminate on the tenth anniversary of the approval of its amendment and restatement.

These shares subject to the Stock Option Plan are authorized but unissued Common Shares. If any award is forfeited or is otherwise terminated or canceled without the delivery of Common Shares, if Common Shares are surrendered or withheld from any award to satisfy a grantee’s income tax or other withholding obligations or if Common Shares owned by a grantee are tendered to pay the exercise price of stock option awards, then such shares will again become available under the Stock Option Plan. Generally, the maximum number of Common Shares with respect to which options may be granted to an individual grantee in any one year is 16,667 (subject to the adjustment described below) and any one grantee may not be granted options, in the aggregate, relating to more than 9% of the Common Shares authorized for issuance under the Stock Option Plan. Our Compensation Committee has the authority to adjust the terms of any outstanding awards and the number of Common Shares issuable under the Stock Option Plan for any increase or decrease in the number of issued Common Shares resulting from a stock split, reverse stock split, stock dividend, recapitalization, combination or reclassification of the Common Shares, or any other event that the Compensation Committee determines affects our capitalization, other than regular cash dividends. In the event of a merger, amalgamation, consolidation, reorganization, liquidation or sale of a majority of the Company’s securities, the Compensation Committee will have the discretion to provide, as an alternative to the adjustment described above, for the accelerated vesting of options prior to such an event or the cancellation of options in exchange for a payment based on the per-share consideration being paid in connection with the event.

Stock Incentive Plan

We implemented the Stock Incentive Plan, under which up to 2,000,000 Common Shares may be issued, subject to adjustment as described below. Of that amount, 1,293,962 shares remain available for issuance as of December 31, 2006. The Stock Incentive Plan provides for awards of restricted stock, RSUs, dividend equivalent rights and other equity-based or equity-related awards. We will not grant stock options pursuant to the plan. Awards under the Stock Incentive Plan may be made to any of our directors, officers, employees (including prospective employees), consultants and other individuals who perform services for us, as determined by the Compensation Committee in its discretion. Only RSUs have been granted under the Stock Incentive Plan and these RSUs generally vest in the fourth or fifth year from the original grant date, or pro rata over four years from the date of grant. On July 10, 2006, we granted 438,000 special retention RSUs to certain key employees. These special retention RSUs are discussed in more detail in “— Compensation Discussion and Analysis — Equity Compensation — RSU Awards.” While the Board retains the right to terminate the Stock Incentive Plan at any time, the plan will automatically terminate on May 27, 2014.

The shares subject to the Stock Incentive Plan may be either authorized but unissued Common Shares or Common Shares previously issued and reacquired by the Company. If any award expires, terminates or otherwise lapses, in whole or in part, any Common Shares subject to such award will again become available for issuance under the Stock Incentive Plan. Generally, the maximum number of Common Shares with respect to which awards may be granted to an individual grantee in any one year is 16,667 and any one grantee may not be granted stock appreciation rights with respect to more than 16,667 Common Shares in any calendar year. Our Compensation Committee has the authority to adjust the terms of any outstanding awards as it deems appropriate and the number of Common Shares issuable under the Stock Incentive Plan for any increase or decrease in the number of issued Common Shares resulting from a stock split, stock dividend, recapitalization, combination or exchange of the Common Shares, merger, amalgamation, consolidation, rights offering, separation, reorganization or liquidation, or any other change in the corporate structure or Common Shares. In the event of a merger, amalgamation, consolidation, reorganization, liquidation or a sale of a majority of the Company’s securities, the Compensation Committee will have the discretion to provide, as an alternative to the adjustment described above, for the accelerated vesting of awards prior to such an event or the cancellation of awards in exchange for a payment based on the per-share consideration being paid in connection with the event.

Long-Term Incentive Plan

On May 22, 2006, the Board adopted the LTIP, under which up to 2,000,000 Common Shares may be issued pursuant to the terms of the plan. Of that amount, 1,771,666 shares remained available for issuance as of December 31, 2006. Participation in the LTIP is limited to employees who are selected by the Compensation Committee. On May 22, 2006, the Board granted 228,334 performance-based equity awards under the LTIP. See “— Compensation Discussion and Analysis — Equity Compensation — The LTIP” for more information about the performance-based awards made under the LTIP.

The LTIP provides for grants of long-term incentive awards that are earned based upon the achievement of applicable performance conditions over a three consecutive fiscal-year period. Performance conditions are selected by the Compensation Committee or the Board prior to the commencement of an applicable performance period from a list of permissible financial metrics, including (i) consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (ii) net income; (iii) operating income; (iv) earnings per share; (v) book value per share; (vi) return on shareholders’ equity; (vii) return on investment; (viii) stock price; (ix) improvements in capital structure; (x) revenue or sales; and (xi) total return to shareholders. Awards are expressed as a target amount representing the number of shares to be issued upon 100% achievement of applicable performance conditions, with the actual number of shares delivered ranging from 0% to 150% of the target amount based on the level of actual achievement of applicable performance conditions.

The shares subject to the LTIP shall be authorized but unissued Common Shares. If any award expires or is canceled, forfeited or otherwise terminated, any Common Shares subject to such award will again become available for issuance under the LTIP. The Compensation Committee has the authority to adjust the terms of any outstanding awards, as it deems appropriate, and the number of Common Shares issuable under awards for any increase or decrease in the number of issued Common Shares resulting from a stock split, stock dividend, recapitalization, combination or exchange of the Common Shares, merger, consolidation or reorganization, or any other change in the capital structure or Common Shares.

EQUITY COMPENSATION PLAN INFORMATION

The following table presents information concerning our equity compensation plans as of December 31, 2006.

			Number of Securities
	Number of Securities		Remaining Available
	to be Issued	Weighted-Average	for Future Issuance
	Upon Exercise of	Exercise Price of	Under Equity Compensation
	Outstanding Options,	Outstanding Options,	Plans (Excluding Securities
Plan Category	Warrants and Rights(1)	Warrants and Rights	Reflected in the First Column)

Equity compensation plans approved by shareholders	1,195,990	$27.59	2,094,784	(2)
Equity compensation plans not approved by shareholders(3)	—	$—	1,771,666

Total	1,195,990	$27.59	3,866,450

(1)	Represents stock options granted under the Stock Option Plan.

(2)	Includes Common Shares available for issuance pursuant to the stock options granted under the Stock Option Plan and RSUs available for issuance under the Stock Incentive Plan.

(3)	Represents Common Shares available for issuance under the LTIP.

Employment Agreements

Effective as of November 1, 2006, the Company entered into employment agreements with each of the NEOs, except for Mr. Jodoin. Apart from name, title, base salary and housing allowance, the employment agreements for Messrs. Carmilani, Davis, Dupont and Ms. Dillard are identical. Under their respective employment agreements, each NEO receives an enumerated base salary that may be increased only upon approval of the Board. In addition, each NEO is eligible for a discretionary annual cash bonus.

The employment agreements provide for a cost of living allowance in addition to base salary, financial and tax planning, expense reimbursement for housing, club membership fees for a club in Bermuda and other business expenses, subject to applicable limits set forth in each employment agreement and the policies of the Company as approved from time to time by the Board. As discussed above under “— Compensation Discussion and Analysis — Benefits and Perquisites,” these types of perquisites are standard in the compensation packages of executives among the Company’s Bermuda Peer Group and other Bermuda companies.

Under the employment agreements, during the term of employment and ending on the 24-month anniversary following any termination of employment, the NEO is subject to a non-interference covenant. Generally, the non-interference covenant prevents the NEO from soliciting or hiring employees or other service providers of the Company or its subsidiaries and from inducing any customer, supplier, licensee or other business relation of the Company or its subsidiaries to cease doing business, or reduce the amount of business conducted, with the Company or its subsidiaries, or in any other manner interfering with the Company’s or its subsidiaries’ relationship with these parties. During the term of employment and ending following the Non-Compete Period (as defined below), the NEO is subject to a non-competition covenant. Generally, the non-competition covenant prevents the NEO from engaging in activities that are competitive with the business of the Company or its subsidiaries in certain jurisdictions. Each employment agreement also contains standard confidentiality and assignment of inventions provisions. In addition, each employment agreement provides that the Company shall generally indemnify the NEO to the fullest extent permitted by Bermuda law, except in certain limited circumstances.

The “Non-Compete Period” means the period commencing on the date of the employment agreement and (i) in the case of the NEO’s termination of employment by the Company with cause, ending on the date of such termination; (ii) in the case of a NEO’s termination of employment by the Company without cause or by the NEO for good reason, ending on the 24-month anniversary of the date of such termination; and (iii) in the case of a NEO’s termination of employment by the NEO without good reason or as a result of a disability, ending on the date of such termination; provided, however, in the case of clause (iii) above, the Company may elect to extend the Non-Compete Period up to an additional 12 months following the date of such termination, during which period the Company will be required to continue to pay the NEO his or her base salary and provide coverage under the Company’s health and insurance plans (or the economic equivalent of such coverage, including its cash value).

Each employment agreement terminates upon the earliest to occur of (i) the NEO’s death, (ii) a termination by reason of a disability, (iii) a termination by the Company with or without cause and (iv) a termination by the NEO with or without good reason. Upon any termination of the NEO’s employment for any reason, except as may otherwise be requested by the Company in writing and agreed upon in writing by the NEO, the NEO will resign from any and all directorships, committee memberships or any other positions the NEO holds with the Company or any of its subsidiaries.

Upon termination of the NEO’s employment with the Company for any reason, including a termination by the Company with cause or by the NEO without good reason, the NEO will be entitled to all prior accrued obligations. Upon termination of the NEO’s employment due to his or her death or disability, the NEO (or his or her estate or beneficiaries), in addition to all prior accrued obligations, will be entitled to any (i) unpaid annual bonus in respect to any completed fiscal year prior to such termination, (ii) a pro rata annual bonus if such termination occurs during a fiscal year and (iii) vesting, as of the date of termination, in the number of equity-based awards that otherwise would have vested during the one-year period immediately following such termination.

Upon termination of the NEO’s employment by the Company without cause or by the NEO with good reason, in addition to any prior accrued obligations and unpaid annual bonus, the NEO will receive (i) an amount equal to the Severance Multiplier (as defined below) multiplied by the sum of the NEO’s base salary and annual bonus to be paid in substantially equal monthly installments over the period beginning on the termination date and ending one day prior to two and one-half months following the end of the Company’s fiscal year in which such termination occurs, (ii) continuation of coverage under the Company’s health and insurance plans (or the economic equivalent of such coverage, including its cash value) for a period of years equal to the Severance Multiplier and (iii) vesting, as of the date of termination, in the number of equity-based awards that otherwise would have vested during the two-year period immediately following such termination. The “Severance Multiplier” will equal two; provided, however, if the NEO’s termination occurs within the 12-month period following a change in control, the Severance Multiplier will equal three. The Company may require the NEO to execute a general release prior to payment of any amount or provision of any benefit as a result of termination of employment by the Company without cause or by the NEO for good reason. In addition, upon the occurrence of a change in control, all equity-based awards received by the NEO will fully vest immediately prior to such change in control.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table summarizes the number of securities underlying awards for each NEO in 2006.

					Stock Awards
	Option Awards							Equity Incentive	Equity Incentive Plan
	Number of	Number of					Market Value	Plan Awards:	Awards: Market or
	Securities	Securities			Number of		of Shares	Number of	Payout Value of
	Underlying	Underlying			Shares or		or Units of	Unearned Shares,	Unearned Shares,
	Unexercised	Unexercised	Option	Option	Units of Stock		Stock That Have	Units, or Other	Units, or Other
	Options (#)	Options (#)	Exercise	Expiration	That Have		Not Vested	Rights That Have	Rights That Have
Name	Exercisable	Unexercisable	Price(1)($)	Date	Not Vested (#)		($)(6)	Not Vested (#)(7)	Not Vested ($)(6)

Scott A. Carmilani	66,667	—	$24.27	11/21/2011	16,667	(2)	$727,181	60,000	$2,617,800
	9,999	3,334	$23.61	1/02/2013	8,333	(3)	$363,569	—	—
	9,999	3,334	$29.52	12/31/2013	50,000	(4)	$2,181,500	—	—
	5,000	15,000	$32.70	1/03/2015	—		—	—	—
Joan H. Dillard	8,333	25,000	$28.32	12/01/2015	2,500	(5)	$109,075	13,333	$581,719
	—	—	—	—	20,000	(4)	$872,600	—	—
G. William Davis, Jr.	8,333	—	$24.27	11/21/2011	8,333	(2)	$363,569	20,000	$872,600
	9,999	3,334	$23.61	1/02/2013	3,333	(3)	$145,419	—	—
	5,000	1,667	$29.52	12/31/2013	—		—	—	—
	2,500	2,500	$31.47	5/27/2014	—		—	—	—
	2,083	6,250	$32.70	1/03/2015	—		—	—	—
Wesley D. Dupont	6,250	18,750	$28.32	12/01/2015	2,500	(5)	$109,075	10,000	$436,300
	—	—	—	—	30,000	(4)	$1,308,900	—	—
Richard E. Jodoin	50,000	—	$24.27	11/21/2011	1,667	(2)	$72,731	13,333	$581,719
	1,250	417	$23.61	1/02/2013	1,667	(3)	$72,731	—	—
	1,875	625	$29.52	12/31/2013	17,500	(4)	$763,525	—	—
	625	1,875	$32.70	1/03/2015	—		—	—	—
Jordan M. Gantz	50,000	—	$24.27	03/31/2007	8,333	(8)	$363,569	—	—
	3,750	1,250	$23.61	03/31/2007	5,000	(8)	$218,150	—	—
	5,000	1,667	$29.52	03/31/2007	—		—	—	—
	2,083	6,250	$32.70	03/31/2007	—		—	—	—

(1)	The table below shows the vesting dates of each stock option:

Stock Option
Exercise Price	Vesting Dates

$24.27	Fully vested
$23.61	January 2, 2007
$29.52	December 31, 2007
$32.70	Pro rata on January 3, 2007, 2008 and 2009
$28.32	Pro rata on December 1, 2007, 2008 and 2009
$31.47	Pro rata on May 27, 2007 and 2008

(2)	These RSUs vest on May 27, 2008.

(3)	These RSUs vest on January 3, 2009.

(4)	These RSUs vest as follows: 50% on July 11, 2010 and 50% on July 11, 2011.

(5)	These RSUs vest pro rata on December 1, 2007, 2008 and 2009.

(6)	Assumes a price of $43.63 per Common Share, the closing price as of December 31, 2006.

(7)	These performance-based equity awards are not eligible to vest until after December 31, 2008.

(8)	Pursuant to Mr. Gantz’s separation and release agreement, all of his unvested equity grants will be forfeited.

OPTION EXERCISES AND STOCK VESTED

The following table summarizes information underlying each exercise of stock options or vesting of RSUs for each NEO in 2006.

	Option Awards		Stock Awards
	Number of Shares	Value	Number of Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
Name	Exercise (#)	Exercise ($)	Vesting (#)	Vesting ($)(1)

Scott A. Carmilani	—	—	—	—
Joan H. Dillard	—	—	833	$35,278
G. William Davis, Jr.	—	—	—	—
Wesley D. Dupont	—	—	833	$35,278
Richard E. Jodoin	—	—	—	—
Jordan M. Gantz	—	—	—	—

(1)	Assumes a price of $42.35 per Common Share, the closing price on December 1, 2006.

NON-QUALIFIED DEFERRED COMPENSATION

The following table summarizes information regarding each NEO’s participation in the Allied World Assurance Company (U.S.) Inc. Supplemental Executive Retirement Plan (the “SERP”) in 2006.

	Executive	Registrant	Aggregate		Aggregate
	Contributions	Contributions	Earnings	Aggregate	Balance at
	in Last	in Last	in Last	Withdrawals/	Last Fiscal
	Fiscal Year	Fiscal Year	Fiscal Year	Distributions	Year-End
Name	($)(1)	($)(2)	($)(3)	($)	($)

Scott A. Carmilani	—	$20,000	$17,683	—	$166,353
Joan H. Dillard	$24,446	$20,000	$2,634	—	$47,080
G. William Davis, Jr.	$22,000	$20,000	$32,278	—	$249,718
Wesley D. Dupont	—	$20,000	$842	—	$20,842
Richard E. Jodoin	—	$20,000	$6,594	—	$97,657
Jordan M. Gantz	—	$20,000	$6,143	—	$127,545

(1)	Reflects amount of base salary deferred by the NEO under the SERP in 2006.

(2)	Reflects amounts contributed by us on behalf of the NEO. All amounts that we contributed on behalf of the NEO have been reported in the Summary Compensation Table. In 2005, contributions that we made on behalf of the NEO to the SERP were reported as compensation.

(3)	Represents dividends on and earnings from the investments made in one or more mutual funds selected by the NEO, less any losses incurred from one or more selected mutual funds during 2006.

Provisions of the SERP.  Under the SERP, we will make a contribution equal to 10% of the NEO’s annual salary and the NEO may voluntarily contribute up to 25% of his or her annual salary (for these purposes annual salary is currently capped at $200,000). NEO contributions to the SERP vest immediately. There is a five-year cumulative vesting period for all contributions we make on behalf of the NEO, so that upon completion of five years of service, an NEO will be 100% vested in all prior and future contributions made on his or her behalf. Contributions we make on behalf of the NEO shall also fully vest upon an NEO retiring after attaining the age of 65, the termination of employment on account of the NEO’s death or disability, the termination of the SERP or a change in control of the Company. These events are deemed distribution events under the SERP, and all contributions made on behalf of the NEO may be distributed to him or her upon the occurrence of any such event. The SERP complies with Section 409(A) of the Internal Revenue Code of 1986, as amended.

Investment alternatives under the SERP.  Under the SERP, the NEO has the option to select a variety of mutual funds that are used to determine the additional amounts to be credited to his or her account. These mutual funds are the same as those offered under our 401(k) plan and the Bermuda pension plan. The NEO is permitted to change, on a monthly basis, the mutual funds to be used to determine the additional amounts to be credited to his or her account.

Payouts and withdrawals.  The NEO may elect to receive at retirement amounts deferred and contributions credited to his account in either a lump sum or in annual installments over a period of up to ten years. For more information regarding the SERP, please see “— Compensation Discussion and Analysis — Retirement, Health and Welfare Benefits.”

POTENTIAL PAYMENTS UPON A TERMINATION OR CHANGE IN CONTROL

The table below reflects the amount of compensation and benefits payable to each NEO in the event of (i) a termination by the NEO without good reason (a “voluntary termination”), (ii) a termination without cause or with good reason (“involuntary termination”), (iii) a change in control, (iv) a termination due to death and (v) a termination due to disability. The amounts shown assume that the applicable triggering event occurred on December 31, 2006, and therefore are estimates of the amounts that would be paid to the applicable NEO upon the occurrence of such triggering event (with the exception of Mr. Gantz, who received the disclosed amounts upon his voluntary termination effective December 31, 2006), assuming a price of $43.63 per Common Share, the closing price as of December 31, 2006.

		Voluntary	Involuntary	Change in
Name	Type of Payment	Termination(1)	Termination(2)	Control(3)	Death(4)	Disability(5)

Scott A. Carmilani	Cash Severance:	$550,000	$2,200,000	$3,300,000	$550,000	$1,100,000
	Continued Benefits:	$16,824	$33,648	$50,472	$700,000	$16,824
	Equity Acceleration:	$—	$3,513,421	$6,167,789	$4,204,439	$932,189

	TOTAL:	$566,824	$5,747,069	$9,518,261	$5,454,439	$2,049,013

Joan H. Dillard	Cash Severance:	$300,000	$1,050,000	$1,575,000	$225,000	$525,000
	Continued Benefits:	$11,858	$23,716	$34,755	$600,000	$11,858
	Equity Acceleration:	$—	$909,563	$1,946,144	$1,509,844	$564,513

	TOTAL:	$311,858	$1,983,279	$3,555,899	$2,334,844	$1,101,371

G. William Davis, Jr.	Cash Severance:	$325,000	$1,137,500	$1,706,250	$243,750	$568,750
	Continued Benefits:	$12,050	$24,100	$36,150	$464,000	$12,050
	Equity Acceleration:	$—	$1,402,371	$1,570,568	$916,119	$407,131

	TOTAL:	$337,050	$2,563,971	$3,312,968	$1,623,869	$987,931

Wesley D. Dupont	Cash Severance:	$265,000	$742,000	$1,113,000	$106,000	$371,000
	Continued Benefits:	$14,708	$29,416	$44,124	$530,000	$14,708
	Equity Acceleration:	$—	$700,363	$2,141,338	$1,814,113	$432,482

	TOTAL:	$279,708	$1,471,779	$3,298,462	$2,450,113	$818,190

Richard E. Jodoin	Cash Severance:	$—	$—	$—	$—	$—
	Continued Benefits:	$—	$—	$—	$500,000	$—
	Equity Acceleration:	$—	$—	$—	$1,092,067	$183,080

	TOTAL:	$—	$—	$—	$1,592,067	$183,080

Jordan M. Gantz(6)	Cash Severance:	$315,247
	Continued Benefits:	$9,000
	Repatriation and
	Shipping
	Reimbursement:	$100,000
	Unused Vacation:	$32,962
	Tax Gross-Up:	$72,424

	TOTAL:	$529,633

(1)	Under the employment agreements by and between the Company and each NEO (other than Mr. Jodoin, who has no employment agreement), in the case of a termination of employment by the NEO without good reason, the NEO is entitled only to the prior accrued obligations. However, for purposes of precluding the NEO from joining an organization that competes with the Company, the Company may elect to extend the Non-Compete Period for up to 12 months from the date employment is terminated by the NEO without good reason. The amounts included in the voluntary termination column above under “Cash Severance” represent the NEO’s 2006 base salary (the amount to which the NEO would be entitled for the Non-Compete Period) and the amounts included under “Continued Benefits” represent participation in the Company’s health and insurance plans (or the economic equivalent of such participation), based on current health and insurance premiums projected over the applicable period, and such amounts assume that the Company has elected to extend the Non-Compete Period for the full 12 months. Please see “ — Narrative Disclosure Regarding Equity Plans and Employment Agreements — Employment Agreements” for more information on the employment agreements.

(2)	Under the employment agreements executed by and between the Company and each NEO, “involuntary” terminations consist of terminations of employment by the Company without cause and by the NEO with good reason. In such circumstances, the NEO is entitled to: (i) his or her base salary and 2006 target cash bonus multiplied by two, (ii) participation in the Company’s health and insurance plans (or the economic equivalent of such participation) for a period of two years from the date of such termination and (iii) vesting in the number of equity awards held by the NEO that otherwise would have vested during the two-year period from the date of such termination.

(3)	Under the employment agreements executed by and between the Company and each NEO, upon the occurrence of a change in control of the Company all equity awards held by the NEO shall fully vest immediately prior to such change in control. If within 12 months of a change in control the NEO is terminated by the Company without cause or the NEO terminates his or her employment with good reason, the NEO is entitled to: (i) his or her base salary and 2006 target cash bonus multiplied by three and (ii) participation in the Company’s health and insurance plans (or the economic equivalent of such participation) for a period of three years from the date of such termination.

The Company believes that the change in control provisions are appropriate for certain of the NEOs to further align their interests and shareholders’ interests when considering corporate transactions that may be in the best interests of the shareholders without causing undue concern over whether the transaction may jeopardize the NEO’s own employment. The Board approved the acceleration of vesting of equity awards in the event of a change in control to permit the NEOs to participate in the transaction in the same manner that all other shareholders will be participating, without being exposed to continuing vesting risk. As the full vesting of equity awards does not occur until immediately prior to the change in control, the acceleration provision also has a retention element in that it helps to ensure that the NEOs will remain with the Company through the entire transaction process. The increase in the Severance Multiplier (from two to three) upon a qualified termination within 12 months of a change in control also provides a greater incentive for the NEO to remain with the Company through the change in control regardless of potential redundancies in executive personnel.

(4)	The amounts included under the Death column above for “Cash Severance” represent the NEO’s accrued 2006 target cash bonus to which the NEO would be entitled under his or her employment agreement. Under the employment agreement, upon an NEO’s death, the NEO’s estate or beneficiary is also entitled to receive a pro rata annual bonus for that portion of the year that the NEO worked.

Under the employment agreements, as of the date of the NEO’s death, his or her estate or beneficiaries would also be entitled to the number of equity awards held by the NEO that otherwise would have vested during the one-year period following such date. In addition, the Stock Option Plan and the Stock Incentive Plan provide for the accelerated vesting of all stock options and RSUs, respectively, held by the NEO in the event of his or her death. The LTIP provides for vesting on a proportional basis depending on the date of death in relation to the three-year performance period. If the NEO were to die in the first fiscal year of the three-year performance period, the NEO would be entitled to 25% of the award. The dollar value reflected under the Death column above for “Equity Acceleration” assumes all equity awards vested and were exercised and sold as of December 31, 2006.

In addition, each employee of the Company has life insurance paid by the Company for the employee’s benefit (or the benefit of his or her estate or beneficiaries). Assuming the death of each NEO as of December 31, 2006, the estate or beneficiaries of such NEO would be entitled to the amounts reflected under the Death column above for “Continued Benefits” for the NEOs.

(5)	Under the employment agreements by and between the Company and each NEO, in the case of a termination of employment as a result of the NEO’s disability, the NEO is entitled to: (i) his or her 2006 target cash bonus and (ii) the number of equity awards held by the NEO that otherwise would have vested during the one-year period following the date of disability. For purposes of precluding the NEO from joining an organization that competes with the Company, the Company may elect to extend the Non-Compete Period for up to 12 months from the date the NEO’s employment is terminated as a result of a disability. The amounts included in the disability column above under “Cash Severance” represent the NEO’s 2006 base salary and 2006 target cash bonus and “Continued Benefits” represent participation in the Company’s health and insurance plans (or the economic equivalent of such participation) and assumes that the Company has elected to extend the Non-Compete Period for the full 12 months. The Company pays on behalf of our employees, including the NEOs, long-term disability insurance. Under this insurance, if the NEO is considered disabled, he or she will be entitled to 75% of his or her base salary up to a maximum of $15,000 per month until the age of 65.

The Stock Option Plan provides for the accelerated vesting of all stock options held by the NEO in the event of his or her disability. Under the Stock Incentive Plan, there is no acceleration of vesting of the RSUs, however, the NEO would not forfeit his or her RSUs upon being disabled and these RSUs will vest according to the schedule established on the date of grant. The LTIP provides for vesting on a proportional basis depending on the date of disability in relation to the three-year performance period. If the NEO were to become disabled in the first fiscal year of the three-year performance period, the NEO would be entitled to 25% of the award. The dollar value reflected under the disability column above for “Equity Acceleration” assumes all eligible equity awards vested and were exercised and sold as of December 31, 2006.

(6)	The amounts reported for Mr. Gantz were pursuant to a separation and release agreement by and between him and the Company. Except as provided by such agreement, Mr. Gantz is not entitled to any additional compensation. Under the separation and release agreement, we agreed to “gross-up” Mr. Gantz for additional tax obligations incurred in 2006 as a result of the Tax Act. The amounts provided in the table above for Tax Gross-Ups are estimates based on advice from an independent tax advisor and is subject to revision. As reflected in the table above, “Continued Benefits” represent participation in the Company’s health and insurance plans (or the economic equivalent of such participation) and “Repatriation and shipping expense reimbursement” covers Mr. Gantz’s move from Bermuda back to the United States.

Under the employment agreements, if the NEO is terminated for cause, he or she is entitled only to the prior accrued obligations. Mr. Jodoin would not be entitled to any additional compensation. Under the employment agreements, the NEO is subject to certain restrictive covenants, including non-compete, non-interference, confidentiality and assignment of inventions provisions. In the case where the NEO is terminated by the Company without cause or by the NEO with good reason, should the NEO breach these restrictive covenants, the payments and benefits described above (other than the vesting of equity awards) would cease immediately.

Under the RSU Award Agreement to the Stock Incentive Plan, each employee agrees that the Company may terminate the NEO’s right to any RSU he or she holds (whether or not vested) upon the occurrence of: (i) any event that constitutes cause; (ii) the NEO violating the non-solicitation provision set forth in the RSU Award Agreement; or (iii) the NEO interfering with a relationship between the Company and one of its clients.

Under the Stock Option Plan, a participant retiring after attaining the age of 65 is entitled to accelerated vesting of all stock options held by them. Under the Stock Incentive Plan, there is no acceleration of vesting of the RSUs, however, a participant would not forfeit their RSUs upon retirement after attaining the age of 65 and these RSUs will vest according to the schedule established on the date of grant. Under the employment agreements, there are no additional compensation provisions for retirement. None of our NEOs was 65 as of December 31, 2006. Accordingly, if any of our NEOs had retired as of December 31, 2006, they would not have been entitled to the acceleration of vesting of equity awards or any additional compensation.

In addition to the payments and benefits described above, upon the NEO’s retirement at or after age 65, termination of employment (other than with cause), change in control or death or disability of the NEO, the NEO (or his or her estate or beneficiaries) would be entitled to the distribution of the vested contributions we made to the SERP on his or her behalf. The NEO would also be entitled to receive his or her own contributions to the SERP.

Compensation Committee Interlocks and Insider Participation

None of our directors or executive officers has a relationship with us or any other Company that the SEC defines as a Compensation Committee interlock or insider participation that should be disclosed to shareholders. Our Compensation Committee is comprised solely of independent directors.

Compensation Committee Report on Executive Compensation

The following report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates this report by reference therein.

We have reviewed and discussed with management certain Compensation Discussion and Analysis provisions to be included in this Proxy Statement. Based on the reviews and discussions referred to above, we recommend to the Board that the Compensation Discussion and Analysis referred to above be included in the Proxy Statement.

Mark R. Patterson (Chairman)
Bart Friedman
Scott Hunter

Audit Committee Report

The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates this report by reference therein.

The Audit Committee is comprised of Messrs. Scott Hunter (Chairman), James F. Duffy and Samuel J. Weinhoff, each of whom has been determined by the Board to be “independent” under the rules of the NYSE, Section 10A(m)(3) of the Exchange Act and Rule 10A-3 promulgated under the Exchange Act. The Board adopted an Audit Committee Charter, which is available on our website at www.awac.com under “Corporate Governance — Charters.”

The role of the Audit Committee is to assist the Board in its oversight of the Company’s financial reporting process. The management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements, the Company’s accounting and financial reporting principles and policies, and its internal controls and procedures. The independent auditors are responsible for auditing the Company’s financial statements, reviewing the Company’s quarterly financial statements and other procedures. Members of the Audit Committee are entitled to rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. The independent auditors have access to the Audit Committee to discuss any matters they deem appropriate.

As set forth in the Audit Committee Charter, in the performance of its oversight function, the Audit Committee reviews and discusses the Company’s audited financial statements with management and the independent auditors. The Audit Committee also discusses with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees. Finally, the Audit Committee receives the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, considers whether the provision of non-audit services by the independent auditors to the Company is compatible with maintaining the auditors’ independence and discusses with the auditors the auditors’ independence.

Based upon the reviews and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 that was filed with the SEC.

Scott Hunter (Chairman)
James F. Duffy
Samuel J. Weinhoff

SHAREHOLDER COMMUNICATION

Shareholders and other interested parties may communicate directly with the Board by sending written notice to the Company’s General Counsel at the executive offices of the Company. The notice may specify whether the communication is directed to the entire Board, to a committee of the Board, to the non-management directors, to the presiding director of the non-management directors or to any other director. Except as provided below, if any written communication is received by the Company and addressed to the persons listed above (or addressed to the General Counsel of the Company with a request to be forwarded to the persons listed above), the General Counsel of the Company shall be responsible for promptly forwarding the correspondence to the appropriate persons. Obvious marketing materials or other general solicitations will not be forwarded. Directors will generally respond in writing, or cause the Company to respond, to bona fide shareholder and other interested party communications that express legitimate concerns or questions about us.

The Board does not have a formal policy regarding the attendance of directors at meetings of shareholders; however, it encourages all directors to attend the Annual General Meeting of Shareholders. Five of our eight current directors attended the Annual General Meeting in 2006.

SHAREHOLDER PROPOSALS FOR 2008 ANNUAL GENERAL MEETING

If you wish to submit a proposal to be considered for inclusion in the proxy materials for the 2008 Annual General Meeting or propose a nominee for the Board, please send such proposal to the Secretary, Allied World Assurance Company Holdings, Ltd, 27 Richmond Road, Pembroke HM 08, Bermuda. Under the rules of the SEC, proposals must be received by no later than November 23, 2007 to be eligible for inclusion in the 2008 Annual General Meeting proxy statement. If a shareholder wishes to submit a proposal to the 2008 Annual General Meeting without including such proposal in the proxy statement for that meeting, that proposal will be considered untimely if the Company is not notified in writing of such proposal between January 4, 2008 and February 8, 2008. In that case, the proxies solicited by the Board will confer discretionary authority on the persons named in the accompanying form of proxy to vote on that proposal as they see fit.

SOLICITATION OF PROXIES

The cost of solicitation of proxies will be borne by the Company. Solicitation will be made by mail, and may be made by our directors, officers and employees, personally or by telephone, facsimile or other electronic means, for which our directors, officers and employees will not receive any additional compensation. Proxy cards and materials also will be distributed to beneficial owners of Voting Shares through brokers, custodians, nominees and other parties, and the Company expects to reimburse such parties for their charges and expenses. W.F. Doring & Co., Inc. has been retained to assist the Company in the solicitation of proxies at a fee not expected to exceed $3,500, plus out-of-pocket expenses.

OTHER MATTERS

Your Board does not know of any matters that may be presented at the Annual General Meeting other than those specifically set forth in the Notice of Annual General Meeting attached hereto. If matters other than those set forth in the Notice of Annual General Meeting come before the meeting and at any adjournment or postponement thereof, the persons named in the accompanying form of proxy and acting thereunder will vote in their discretion with respect to such matters.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership of, and transactions in, our equity securities with the SEC. Such directors, executive officers and shareholders are also required to furnish us with copies of all Section 16(a) reports they file. Purchases and sales of our equity securities by such persons are published on our website.

Based on a review of the copies of such reports, and on written representations from our reporting persons, we believe that all Section 16(a) filing requirements applicable to our directors, executive officers and shareholders were complied with during the period such persons were subject to Section 16 of the Exchange Act.

ADDITIONAL INFORMATION

The Company will furnish, without charge to any shareholder, a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, filed with the SEC. A copy of such report may be obtained upon written request to the Company at 27 Richmond Road, Pembroke HM 08, Bermuda, Attention: Wesley D. Dupont, Secretary. Each such request must include a representation that, as of March 12, 2007, the person making the request was a beneficial owner of Common Shares entitled to vote at the Annual General Meeting. The Annual Report on Form 10-K, and all of the Company’s filings with the SEC, can be accessed through our website at www.awac.com under the “SEC Filings” link located in the section entitled “Investor Relations.” As permitted by the SEC’s rules, the Company will not furnish any exhibits to its Annual Report on Form 10-K without charge, but will provide along with such report a list of such exhibits and information about its charges for providing them.

ANNUAL GENERAL MEETING OF SHAREHOLDERS
OF
ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
10:00 a.m. (Local Time)
MAY 8, 2007
27 RICHMOND ROAD
PEMBROKE HM 08, BERMUDA
▼FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

PROXY
ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
Meeting Details
     PROXY SOLICITED BY THE BOARD OF DIRECTORS OF ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD (THE “COMPANY”) IN CONNECTION WITH THE COMPANY’S ANNUAL GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 8, 2007 (THE “ANNUAL GENERAL MEETING”) AT 10:00 A.M. (LOCAL TIME) AT 27 RICHMOND ROAD, PEMBROKE HM 08, BERMUDA.
     The undersigned shareholder of the Company hereby acknowledges receipt of the Notice of Annual General Meeting and Proxy Statement, each dated March 22, 2007, and hereby appoints Scott A. Carmilani and Wesley D. Dupont, as proxy, each with the power to appoint his substitute, and authorizes them to represent and vote as designated herein, all of the voting common shares, par value $0.03 per share, of the Company (“Common Shares”) held of record on March 12, 2007 by the undersigned shareholder of the Company at the Annual General Meeting, and at any adjournment or postponement thereof, with respect to the matters listed on this Proxy. In their discretion, the Proxies are authorized to vote such Common Shares upon such other business as may properly come before the Annual General Meeting.
PLEASE BE SURE TO SIGN AND DATE THIS PROXY
(Continued, and to be marked, dated and signed as instructed on the other side)

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

PROXY FOR ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD ANNUAL GENERAL MEETING OF SHAREHOLDERS MAY 8, 2007	Please mark your votes like this	☒
THE SUBMISSION OF THIS PROXY, IF PROPERLY EXECUTED, REVOKES ALL PRIOR PROXIES.

		FOR	WITHHOLD AUTHORITY
A.	To elect the nominees listed as the Class II Directors of the Company to serve until the Company’s Annual General Meeting in 2010 or until their successors are duly elected and qualified or their office is otherwise vacated.	☐	☐

Nominees: Michael I.D. Morrison, Philip D. DeFeo, Scott Hunter

(To withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list above)

IF THIS PROXY IS EXECUTED AND RETURNED BUT NO INDICATION IS MADE AS TO WHAT ACTION IS TO BE TAKEN, IT WILL BE DEEMED TO CONSTITUTE A VOTE FOR EACH OF THE NOMINEES AND EACH OF THE PROPOSALS SET FORTH ON THIS PROXY.

		FOR	WITHHOLD AUTHORITY
B.	To approve certain individuals as Eligible Subsidiary Directors of certain of the Company’s non-U.S. subsidiaries.	☐	☐
Allied World Assurance Holdings (Ireland) Ltd
Nominees: Scott A. Carmilani, Wesley D. Dupont, Michael I.D. Morrison, John T. Redmond
Allied World Assurance Company (Europe) Limited
Nominees: J. Michael Baldwin, Scott A. Carmilani, John Clifford, Hugh Governey, Michael I.D. Morrison, John T. Redmond
Allied World Assurance Company (Reinsurance) Limited
Nominees: J. Michael Baldwin, Scott A. Carmilani, John Clifford, Hugh Governey, Michael I.D. Morrison, John T. Redmond

(To withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list above)

C.	To appoint Deloitte & Touche as the Company’s independent auditors to serve until the Company’s Annual General Meeting in 2008.	FOR ☐	AGAINST ☐	ABSTAIN ☐

D.	In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting or any postponement or adjournment thereof.
COMPANY ID:
PROXY NUMBER:
ACCOUNT NUMBER:

Signature	Signature	Date	, 2007.

NOTE: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.